UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Gibraltar Industries, Inc.
(Name of Registrant as Specified In Its Charter)
______________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2021 Annual
Meeting of Stockholders
and Proxy Statement

April 2, 2021
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders of Gibraltar Industries, Inc. (the “Company”) to be held on Wednesday, May 5, 2021 at 11:00 A.M., Eastern Time (the “2021 Annual Meeting”), and any adjournments or postponements thereof.
The 2021 Annual Meeting will be a completely virtual meeting as a precaution to support and sustain the health and well-being of our employees, board members and stockholders in light of the COVID-19 pandemic. You will not be able to attend the 2021 Annual Meeting in person. You will be able to participate in this year’s annual meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/ROCK2021. Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the 2021 Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Definitive Proxy Statement.
The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers. Additionally, the Proxy Statement informs you of steps we are taking to fulfill our responsibilities to you as a stockholder.
In 2020, the Company delivered record results while remaining very focused on the health and well-being of the Company's employees and other key stakeholders. Despite a challenging and dynamic environment in 2020, the Company executed on its key initiatives, generated strong cash flow, and continued to improve its operations. We also invested in our organization by adding talent and accelerating our education initiative, deployed additional digital and information systems and tools, and made five acquisitions to strengthen the Company's leadership position and relevance in key markets. We continue to realize significant returns from our value creation strategy as the Company made more money, at a higher rate of return, with a more efficient use of capital.
Additionally, in 2020, and more recently in 2021, our Board of Directors made changes in its membership as we continue to execute our long-term value creation strategy. On February 26, 2020, Linda Myers and Atlee Valentine Pope were appointed as members of the Company's Board of Directors, and on February 24, 2021, Gwen Mizell and Manish Shah were appointed as members of the Company's Board of Directors. I am excited for the impact each will have on the Company by adding new leadership experiences and enhancing the diversity of the Board.
The Proxy Statement will provide you with information relating to our governance and compensation considerations and is designed to provide you with information relating to the proposals that require your vote and solicit your vote if you cannot attend the Annual Meeting in person. Your vote is very important to us and we encourage you to vote promptly. Please note that your broker cannot vote on all of the proposals to be acted on at the Annual Meeting without your instruction. If you do not plan to attend the Annual Meeting, please execute and return your proxy or inform your broker as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.
The Proxy Statement includes a description of four proposals. Our Board of Directors recommends that stockholders vote FOR all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.
On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in Gibraltar Industries, Inc.
Sincerely,

William Montague Chairman of the Board

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 5, 2021, at 11:00 A.M., Eastern Time (the “2021 Annual Meeting”). As a precaution to support and sustain the health and well-being of our employees, board members and stockholders in light of the COVID-19 pandemic, the 2021 Annual Meeting will be held in virtual meeting format only. You can attend the 2021 Annual Meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/ROCK2021. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. The 2021 Annual Meeting will be held for the following purposes:
1.Election of nine Directors nominated by the Board of Directors to hold office until the 2022 Annual Meeting.
2.Approval of an Amendment to the Company's Certificate of Incorporation of Gibraltar Industries, Inc. to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000, and to correspondingly increase the total authorized shares of stock from 60,000,000 to 110,000,000.
3.Advisory approval of the Company's executive compensation (the “Say-on-Pay” vote).
4.Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
5.Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 19, 2021, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.
You may vote electronically at the annual meeting or you may vote by using the proxy card enclosed with these materials. Stockholders who do not expect to attend the virtual meeting are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the meeting for matters acted upon at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey J. Watorek Secretary Buffalo, New York
April 2, 2021

Page

PROXY SUMMARY ...........................................................................................................................................	1

DEFINITIVE PROXY STATEMENT ...................................................................................................................	2

PROPOSAL 1 – ELECTION OF DIRECTORS ..................................................................................................	4

PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF GIBRALTAR INDUSTRIES, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000, AND TO CORRESPONDINGLY INCREASE THE TOTAL AUTHORIZED SHARES OF STOCK FROM 60,000,000 TO 110,000,000 ..........................	11

CORPORATE GOVERNANCE .........................................................................................................................	14

CORPORATE SOCIAL RESPONSIBILITY ......................................................................................................	22

NOMINATING, GOVERNANCE AND CORPORATE SOCIAL RESPONSIBILITY COMMITTEE REPORT .....................................................................................................................................................	30

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY ...................................................................	31

COMPENSATION OF DIRECTORS ..................................................................................................................	32

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”) ..........................	34

COMPENSATION DISCUSSION AND ANALYSIS ..........................................................................................	35

Executive Summary ....................................................................................................................................	35
Say-on-Pay Vote Results and Response ....................................................................................................	38
Compensation Philosophy and Pay-for-Performance .................................................................................	39
Distinguishing Awarded Compensation from Realized Compensation .......................................................	40
Design of the Compensation Program ........................................................................................................	42
Elements of Our Compensation Program ...................................................................................................	44
Employment Agreement ..............................................................................................................................	52
Clawback Policy ..........................................................................................................................................	53
Tax Considerations ......................................................................................................................................	53
Conclusion ...................................................................................................................................................	54

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT ...............................................................	54

COMPENSATION OF EXECUTIVE OFFICERS ...............................................................................................	55

Summary Compensation Table ...................................................................................................................	55
Grants of Plan-Based Awards .....................................................................................................................	57
Outstanding Equity Awards at Fiscal Year End ...........................................................................................	58
Option Exercises and Stock Vested ............................................................................................................	59
Non-qualified Deferred Compensation ........................................................................................................	60
Pay Ratio .....................................................................................................................................................	61

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL ...................................................	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ....................................................	67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...............................	68

PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..................................................................................................................................	71

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ......................	71

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ....................................................................	72

AUDIT AND RISK COMMITTEE REPORT .......................................................................................................	73

OTHER MATTERS ............................................................................................................................................	74

OTHER INFORMATION ....................................................................................................................................	74

STOCKHOLDERS’ PROPOSALS ....................................................................................................................	74

APPENDIX A .....................................................................................................................................................	A-1
2021 PROXY STATEMENT

PROXY SUMMARY
PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Stockholders Meeting		Meeting Agenda

Date	May 5, 2021
● Election of nine directors

● Approval of an Amendment to the Company's
Certificate of Incorporation

● Advisory vote on executive compensation

● Ratification of Ernst & Young LLP as our independent
registered public accounting firm for fiscal year 2021

● Transact other business that may properly come
before the meeting

Time	11:00 A.M. Eastern Time

Place	Live webcast: www.virtualshareholdermeeting.com/ROCK2021

Record Date	March 19, 2021

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Item		Board Voting Recommendation	Reasons for Recommendation	For More Detail
1.	Election of Directors	FOR	The Board of Directors and Nominating, Governance and Corporate Social Responsibility Committee believe that the nine Board candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.
Page 4
2.
Approval of an Amendment to the Company's Certificate of Incorporation of Gibraltar Industries, Inc. to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000, and to correspondingly increase the total authorized shares of stock from 60,000,000 to 110,000,000.

		FOR	The Board of Directors and Capital Allocation and Asset Management Committee believes that an increase in the Company's authorized share count will provide the Company with flexibility in executing its growth strategy while maximizing shareholder value.	Page 11
3.	Advisory approval of the Company’s executive compensation (Say-on-Pay)	FOR	The Board of Directors believes that the Company’s executive compensation programs demonstrate the continuing focus by the Company on a pay for performance philosophy.	Page 34
4.	Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm	FOR	Based on the Audit and Risk Committee’s assessment of Ernst & Young’s qualifications and performance, the Board of Directors and the Audit and Risk Committee believe that its retention for fiscal year 2021 is in the best interests of the Company.

2021 PROXY STATEMENT    1

DEFINITIVE PROXY STATEMENT
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT
April 2, 2021
_________________
Date, Time, and Place of Annual Meeting
Gibraltar Industries, Inc., a Delaware corporation (the “Company”, “Gibraltar”, “we”, “our”, or “us”), is making this Definitive Proxy Statement available to you on or about April 2, 2021 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2021 Annual Meeting of Stockholders. The 2021 Annual Meeting is scheduled to be held on May 5, 2021 at 11:00 A.M., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ROCK2021. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. This solicitation is for proxies for use at the 2021 Annual Meeting, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Voting Information
Record Date
The Board of Directors has fixed the close of business on March 19, 2021, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2021 Annual Meeting. At the close of business on March 19, 2021, the Company had outstanding and entitled to vote at the Annual Meeting 32,629,232 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting.
Solicitation Costs
The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.
Voting Your Proxy
If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors (i) FOR the nominees for directors named in this Definitive Proxy Statement, (ii) FOR the approval of an amendment to the Certificate of Incorporation of Gibraltar Industries, Inc., (iii) FOR the approval of the advisory resolution on our executive compensation (the “Say-on-Pay” vote), and (iii) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
2    G I B R A L T A R

DEFINITIVE PROXY STATEMENT
Vote Required
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, entitled to vote, assuming a quorum is present in person or by proxy. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.
Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. Nominees for the election of directors must receive more “for” than “against” votes to be elected. If an incumbent director, in an uncontested election, does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating, Governance and Corporate Social Responsibility Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within ninety (90) days of the date election results are certified.
Your shares may be voted on some of the matters to be acted on at the Annual Meeting if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 is the only stockholder proposal considered a routine matter.
The election of directors, an amendment to the Company's Certificate of Incorporation, and the Say-on-Pay vote are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. Please execute your proxy promptly so your shares will be represented at the Annual Meeting.
Revocability of Proxy
The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by attending or participating in the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

2021 PROXY STATEMENT    3

PROPOSAL 1 - ELECTION OF DIRECTORS
PROPOSAL 1 - ELECTION OF DIRECTORS

Director Tenure	Age Distribution	Diversity

■ 0-3 years (6 out of 9 director tenure) ■ 4-8 years (2 out of 9 director tenure) ■ 15+ years (1 out of 9 director tenure) *There are no 9-14 years director tenure	■ 50-55 years (1 out of 9 director age) ■ 56-61 years (4 out of 9 director age) ■ 62-67 years (3 out of 9 director age) ■ 68-74 years (1 out of 9 director age)	■ Diverse (4 out of 9 directors) ■ Female (3 out of 9 directors) ■ Racially or ethnically diverse (2 out of 9 directors)

Independent Director Nominees (8 out of 9 directors are independent)	Frequency of Board Elections
Independent Not-independent	Annual

Director Nominee	Age	Director Since	Number of Other Public Boards	Backgrounds and Skills

				SL	G	C	D	F	L	M	O	PM
Mark G. Barberio *	58	2018	Two	●	●			●			●	●
William T. Bosway	55	2019	None	●		●				●	●	●
Craig A. Hindman *	66	2014	None	●	●	●		●			●	●
Gwendolyn G. Mizell *	59	2021	None	●		●				●
William P. Montague *	74	1993	One	●	●	●		●			●	●
Linda K. Myers *	57	2020	None	●	●			●	●			●
James B. Nish *	62	2015	One	●	●			●				●
Atlee Valentine Pope *	65	2020	None	●	●	●	●			●
Manish H. Shah *	56	2021	None	●			●				●

* Independent Director
SL	= Senior Leadership	D	= Digital	M	= Marketing
G	= Governance	F	= Finance	O	= Operations
C	= Corporate Social Responsibility	L	= Legal	PM	= Portfolio Management
4    G I B R A L T A R

PROPOSAL 1 - ELECTION OF DIRECTORS
The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors. The number of directors may be changed at any time by resolution of the Board of Directors. Our Certificate of Incorporation also requires annual election of directors.
On February 26, 2020, the Board of Directors appointed Linda K. Myers and Atlee Valentine Pope as members of the Board of Directors after completing a search for nominees performed by the Board. Ms. Myers was identified through a third-party search firm, and Ms. Pope was proposed by the Chief Executive Officer and a non-management director. The Nominating, Governance and Corporate Social Responsibility Committee interviewed board candidates and recommended to the full Board of Directors the appointment of Ms. Myers and Ms. Pope as members of the Board. Additionally, on March 3, 2020, Frank G. Heard retired from the Company and Mr. Heard served out the remainder of his term as a member of the Board of Directors up until immediately prior to last year's 2020 Annual Meeting. As a result of the appointments of Mmes. Myers and Pope, and Mr. Heard’s retirement from the Board of Directors, as of December 31, 2020, the Board of Directors consisted of nine directors.
On February 24, 2021, the Board of Directors appointed Gwendolyn G. Mizell and Manish H. Shah as members of the Board of Directors after completing a search for nominees performed by the Board. Ms. Mizell was identified through a third-party search firm, and Mr. Shah was proposed by a non-management director. The Nominating, Governance and Corporate Social Responsibility Committee interviewed board candidates and recommended to the full Board of Directors the appointment of Ms. Mizell and Mr. Shah as members of the Board. In conjunction with the appointments of Ms. Mizell and Mr. Shah, the Company also announced the retirement of Sharon M. Brady and Vinod M. Khilnani. Ms. Brady and Mr. Khilnani will serve out the remainder of their current terms and will not stand for re-election in 2021. As a result of the appointments of Ms. Mizell and Mr. Shah, the number of members of our Board was temporarily increased to eleven, and upon the retirement of Ms. Brady and Mr. Khilnani immediately prior to the 2021 Annual Meeting, and the number of members of our Board will equal nine directors.
At the Annual Meeting of Stockholders in 2021, nine directors shall be elected to hold office for a one-year term expiring in 2022. Mark Barberio, William Bosway, Craig Hindman, Gwendolyn Mizell, William Montague, Linda Myers, James Nish, Atlee Valentine Pope, and Manish Shah have been nominated by the Board of Directors for election. All nominees, other than Mr. Bosway, our President and Chief Executive Officer, are independent directors under the applicable independence standards of the NASDAQ Stock Market ("NASDAQ") and the Securities and Exchange Commission ("SEC").
Unless instructions to the contrary are received, we intend to vote the shares represented by proxies FOR the election of all nominees as directors, each of whom has consented to serve as a director if elected. If any nominee becomes unavailable for election for any reason, we intend to vote the shares represented by the proxies solicited herewith for such other person or persons as the Board of Directors shall designate.
Set forth below is certain information furnished to us by the directors and nominees for election as directors. We believe our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishment, a commitment to participation in board activities, and other traits discussed below in “Corporate Governance.” The Nominating, Governance and Corporate Social Responsibility Committee considered these qualifications, which are summarized following the biographical information for each director, in determining to recommend to the Board of Directors that the current directors be nominated for re-election. None of the corporations or other organizations with whom any of the following individuals were or are employed is an affiliate of the Company.
2021 PROXY STATEMENT    5

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

MARK G. BARBERIO

Professional Experience:
Mark Barberio has served as a Director of the Company since June 2018. He brings to the Company’s Board more than 25 years of senior management and board experience across a variety of industries at both public and private companies. He is and has been principal of Markapital, LLC, a business and M&A consulting firm, since 2013. Prior to forming Markapital, he led Mark IV, LLC (now Dayco, LLC), a global diversified manufacturing company, where he served in a variety of positions, most recently as Co-CEO and CFO.

Other Current Directorships:
He has been an independent director of NYSE-listed Life Storage, Inc. since 2015 and in May 2018 was elected Non-Executive Chairman. In February 2020, Mr. Barberio was elected to the board of Endo International plc. He was a board member of Exide Technologies, a privately held global energy storage solution company from April 2015 through October 2020. He is also a member of the board of Trustees of Rochester Institute of Technology.

Director Qualifications:
Mr. Barberio’s qualifications to serve on the Company’s Board include his extensive experience as a CEO and CFO in strategy development, finance, operational oversight, real estate, capital markets, acquisitions and investor relations.

Director Since: June 2018 Board Committees: •Audit and Risk •Capital Structure and Asset Management Age: 58 Background and Skills: •Senior Leadership •Governance •Finance •Operations •Portfolio Management

WILLIAM T. BOSWAY

Professional Experience:
William Bosway has served as President and Chief Executive Officer and a Director of the Company since January 2019. He joined the Company from Dover Corporation, a diversified global manufacturer, where he was a President and Chief Executive Officer of the Refrigeration and Food Equipment Division from June 2016 to December 2018. Prior to joining Dover Corporation, he was employed by Emerson Electric Co., a global manufacturer of industrial, commercial and consumer products, where he held the position of Group Vice President, Solutions & Technology for Emerson Climate Technologies from May 2008 through June 2016.

Director Qualifications:
Mr. Bosway’s qualifications to serve as a member of the Company’s Board include his strong leadership skills and significant experience in driving organic and acquisition growth, his breadth of experience in a variety of global industrial markets, and his proficiency in manufacturing operations.

Chief Executive Officer Director Since: January 2019 Age: 55 Background and Skills: •Senior Leadership •Corporate Social Responsibility •Marketing •Operations •Portfolio Management
6    G I B R A L T A R

PROPOSAL 1 - ELECTION OF DIRECTORS

CRAIG A. HINDMAN

Professional Experience:
Craig Hindman has served as a Director of the Company since 2014. He is a global executive with more than 35 years of leadership experience across multiple industry segments. Most recently, Mr. Hindman was Executive Vice President and Chief Executive Officer of the Industrial Packaging Group of businesses at ITW. In that role, he was responsible for 110 business units operating in 30 countries, and was successful in growing revenues and increasing margins through innovation and business simplification initiatives. He also completed two acquisitions before leading the sale of the Industrial Packaging Group to The Carlyle Group in 2014. Mr. Hindman spent more than two decades in ITW’s Construction Products Group, providing him with significant experience in and familiarity with end markets also served by Gibraltar.

Other Current Directorships:
Additionally, he serves as a director of a number of not-for-profit organizations and private companies, including Wilsonart International for which he serves as a member of the compensation committee.

Director Qualifications:
Mr. Hindman’s qualifications to serve on the Company’s Board include his experience as an executive with responsibility for the financial and operational performance of global industrial business units within a best-in-class, Fortune 200 company. Other qualifications include his experience in the integration of acquired businesses and business simplification over a period of more than 20 years.

Director Since: October 2014

Board Committees:
•Compensation and
 Human Capital (Chair)
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 66

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Finance
•Operations
•Portfolio Management

GWENDOLYN G. MIZELL

Professional Experience:
Gwendolyn Mizell has served as a Director of the Company since February 2021. Ms. Mizell joined Ameren Corporation in 2015 and is currently the Head of Sustainability and Electrification responsible for developing and implementing strategy for sustainability, electrification, and leads environmental strategy, corporate analysis and corporate social responsibility, ensuring the inclusion of ESG considerations in business planning and risk management. Ms. Mizell is a member of Ameren’s senior leadership team and chairperson of Ameren’s Corporate Social Responsibility Executive Steering Committee. Prior to Ameren, Ms. Mizell was President and Chief Executive Officer of GSM Development LLC, a business services firm supporting utilities across the U.S.

Ms. Mizell is a member of The Workforce Investment Board for St. Louis county, serves on the national board of the American Association of Blacks in Energy, as well as the Vice President of the St. Louis chapter, and a member of The Edison Electric Institute Sustainability Committee, The Conference Board Sustainability Council, and an outgoing Director of the Mathews-Dickey Boys and Girls Club of St. Louis.

Director Qualifications:
Ms. Mizell’s qualifications to serve on the Company’s Board include her experience in strategy development and environmental, social, and governance, corporate social responsibility, and organization development through diversity, equity and inclusion.

Director Since: February 2021

Board Committees:
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 59

Background and Skills:
•Senior Leadership
•Corporate Social
Responsibility
•Marketing

2021 PROXY STATEMENT    7

PROPOSAL 1 - ELECTION OF DIRECTORS

WILLIAM P. MONTAGUE

Professional Experience:
William Montague has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993 and as the Chairman of the Board since 2015. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008.

Other Current Directorships:
Mr. Montague also serves on the Board of Directors of Endo International plc., where he is chairman of the compensation committee and serves on the audit, and nominating and corporate governance committees.

Director Qualifications:
Mr. Montague’s qualifications to serve on the Company’s Board include his experience as a chief executive officer along with extensive financial and accounting experience acquired during his career with Mark IV and as a Certified Public Accountant. His extensive background as a chief executive officer and chief financial officer of a public company in the manufacturing industry provides significant value to the Company’s Board through his experiences with complex capital resource requirements and diverse geographical operations similar to the Company, as well as his insights in managing a variety of product offerings and markets. Mr. Montague’s more than 25 years of experience on the Board and long-term exposure to the Company provides a unique perspective regarding Gibraltar’s culture.

Board Chair

Director Since: May 1993

Board Committees:
•Audit and Risk
•Capital Structure and
 Asset Management
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 74

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Finance
•Operations
•Portfolio Management

8    G I B R A L T A R

PROPOSAL 1 - ELECTION OF DIRECTORS

LINDA K. MYERS

Professional Experience:
Linda Myers has served as a Director of the Company since February 2020. Ms. Myers has been employed since 1994 by Kirkland & Ellis LLP (“Kirkland”), a law firm with a national and international presence. Ms. Myers was a member of Kirkland's Global Management Committee from 2010 to 2020 and has 3 decades of experience advising clients. A senior partner and one of the original members of Kirkland's Debt Finance Practice Group, Ms. Myers focuses her work on transactions for private equity groups, commercial lending institutions and major private and public companies. Additionally, Ms. Myers has served on several management committees at Kirkland, including Audit, Finance, Associate and Partner Compensation and has served as the Chair of Kirkland’s Administrative Committee since 2009. Ms. Myers serves as a member of the board of directors of several private companies and community and cultural organizations and chairs committees of the boards for some of these organizations including Human Resource/Compensation and Nominating and Membership.

Director Qualifications:
Ms. Myers’ qualifications to serve on the Company’s Board include her demonstrated leadership skills as head of Kirkland’s Debt Finance Practice Group, her significant experience advising major public and private companies with respect to sophisticated financing transactions, and her wide exposure to issues encountered in the management of a global organization which she has acquired through her many committee memberships at Kirkland.

Director Since: February 2020

Board Committees:
•Audit and Risk
•Capital Structure and
 Asset Management
•Compensation and
 Human Capital

Age: 57

Background and Skills:
•Senior Leadership
•Governance
•Finance
•Legal
•Portfolio Management

JAMES B. NISH

Professional Experience:
James Nish has served as a Director of the Company since 2015. He brings to the Company’s Board over 25 years of investment banking experience serving clients in a variety of international industrial manufacturing markets. Most recently, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years.

Other Current Directorships:
He also serves on the board and audit committee of Eneti Inc. (previously Scorpio Bulkers Inc.), a NYSE listed international shipping company that owns and operates dry bulk carriers and is transitioning towards marine-based renewable energy including investing in wind turbine installation vessels. Additionally, he serves on the board of Alert 360, a privately held home automation company.

Director Qualifications:
Mr. Nish’s qualifications to serve on the Company’s Board include his experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. A Certified Public Accountant, he has extensive experience in accounting, finance, personnel assessments, and currently serves as an adjunct professor at Baruch College and Pace University where he teaches both undergraduate business and MBA courses.

Director Since: July 2015 Board Committees: •Audit and Risk (Chair) •Capital Structure and Asset Management (Chair) Age: 62 Background and Skills: •Senior Leadership •Governance •Finance •Portfolio Management
2021 PROXY STATEMENT    9

PROPOSAL 1 - ELECTION OF DIRECTORS

ATLEE VALETINE POPE

Professional Experience:
Atlee Valentine Pope has served as a Director of the Company since February 2020. Ms. Pope served as the Chief Executive Officer of Blue Canyon Partners, Inc. (“Blue Canyon”), a business-to-business growth strategy consulting firm which she co-founded in 1998. Ms. Pope was President of Blue Canyon from its inception in 1998 through 2013 at which time Ms. Pope became Chief Executive Officer. In addition to her responsibilities as Chief Executive Officer of Blue Canyon, Ms. Pope delivered global value creation, price realization, and digital strategies that generated significant top line revenue and margin improvements for client firms. Prior to serving as President of Blue Canyon, Ms. Pope served as an Executive Director of Baker & Company, a privately-held consulting firm which served the automotive and telecommunications industries. Ms. Pope has over 35 years of experience in advising Fortune 500 boards and c-suite executives.

Director Qualifications:
Ms. Pope’s qualifications to serve on the Company’s Board include her demonstrated leadership skills as an executive at Blue Canyon and her significant experience with designing global growth strategies and actions plans.

Director Since: February 2020

Board Committees:
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility
 (Chair)

Age: 66

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Digital
•Marketing

MANISH H. SHAH

Professional Experience:
Manish Shah has served as a Director of the Company since February 2021. Mr. Shah joined Community Health Systems in 2013 and is currently Senior Vice President and Chief Information Officer responsible for driving exceptional patient care by delivering a high-value digital experience across eighty-five hospitals operating in sixteen states. Mr. Shah also oversees technology and digital systems development and implementation supporting the Community Health Systems’ various businesses and functions with his primary focus on digital transformation, interoperability exchange, and business intelligence and analytics. Prior to Community Health Systems, Mr. Shah was Senior Vice President of IT Infrastructure for Aurora Health Care. Mr. Shah has been a member of The Heritage Healthcare Technology Fund, the Nashville Technology Council, The Center for Medical Interoperability, Google Productivity & Collaboration Customer Advisory Board, and an Advisory Board member for both AT&T and Verizon.

Director Qualifications:
Mr. Shah’s qualifications to serve on the Company’s Board include his experience in senior leadership and implementation across business systems technology, digital business models, and cyber security.

Director Since: February 2021 Board Committees: •Audit and Risk •Capital Structure and Asset Management Age: 56 Background and Skills: •Senior Leadership •Digital •Operations
10    G I B R A L T A R

PROPOSAL 1 - ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL 1

Directors Not Standing for Election

SHARON M. BRADY

Professional Experience:
Sharon Brady has served as a Director of the Company since 2015. She brings to the Company’s Board more than 40 years of human resources leadership experience in the industrial manufacturing and retail sectors. Most recently, she served as Senior Vice President of Human Resources at Illinois Tool Works, Inc. (“ITW”), a Fortune 200 diversified industrial manufacturer. Prior to ITW, she progressed through a series of leadership roles for large-cap companies in the manufacturing, retail, and pharmaceutical industries.

VINOD M. KHILNANI

Professional Experience:
Vinod Khilnani has served as a Director of the Company since 2014. From January 2013 to May 2013, he was Executive Chairman of the Board at CTS Corporation, a sensors and electronics components company with operations in North America, Europe, and Asia. Mr. Khilnani previously served as CTS Corporation’s Chairman and Chief Executive Officer from 2009 to 2013, President and Chief Executive Officer from 2007 to 2009, and Senior Vice President and Chief Financial Officer from 2001 to 2007. In addition to implementing growth and market diversification strategies at CTS Corporation, he successfully led restructuring and acquisition transactions, completed equity and debt offerings, and established operations in Eastern Europe and Asia.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF GIBRALTAR INDUSTRIES, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000, AND TO CORRESPONDINGLY INCREASE THE TOTAL AUTHORIZED SHARES OF STOCK FROM 60,000,000 TO 110,000,000
On March 17, 2021, our Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, par value $0.01 per share ("Common Stock") which the Company is authorized to issue from 50,000,000 to 100,000,000 (the "Increase"), and to make a corresponding increase in the number of shares of stock which the Company is authorized to issue from 60,000,000 to 110,000,000. Under the proposed amendment, the number of shares of preferred stock, par value $0.01 per share ("Preferred Stock") would remain unchanged.
The Company currently has authority under its Certificate of Incorporation to issue 60,000,000 shares of stock, of which 50,000,000 shares are Common Stock and 10,000,000 shares are Preferred Stock. As of the March 19, 2021 record date, 32,629,232 shares of the Company's Common Stock were issued and outstanding, 562,485 shares are reserved for issuance pursuant to outstanding equity awards and 594,697 shares are reserved for future issuance pursuant to future equity awards issued under the Company’s incentive compensation plans. As of March 19, 2021, none of the Company's authorized Preferred Stock had been issued.
2021 PROXY STATEMENT    11

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION
Our Board of Directors has determined that it would be in the best interest of the Company to increase the number of shares of Common Stock which the Company is authorized to issue to provide the Company flexibility to pursue financing, business combination and other corporate opportunities involving our Common Stock on a timely basis without the expense and delay of an additional special stockholders meeting. These opportunities may include raising of capital through private or public offerings of our Common Stock, issuance of a stock dividend, a stock split and possible use of Common Stock as consideration for future strategic acquisitions. The Board does not intend to issue any Common Stock except on terms which the Board deems to be in the best interest of the Company and its stockholders and there are currently no formal proposals or agreements that would require the Company to increase the number of its authorized shares of Common Stock.
If approved by the stockholders, the Company will, as soon as reasonably practicable following the Annual Meeting, file an amendment to the Company's Certificate of Incorporation in the form of Appendix A attached hereto to effect the Increase.
Certain Disadvantages of the Increase
If the number of shares of Common Stock which the Company is authorized to issue increases from 50,000,000 to 100,000,000 as proposed by this Proposal 2, the Company will be able to issue additional shares of Common Stock from time to time without further authorization by the stockholders except as may be required by the applicable rules of NASDAQ. However, stockholders of the Company do not have preemptive or similar rights and as a result, any additional shares of Common Stock issued by the Company could result in dilution of the ownership interest of current stockholders and, because of the increase in the number of shares of Common Stock available for purchase, could have a negative effect on the market price of our Common Stock.
Anti-Takeover Effects
Release No. 34-15230 of the Staff of the Securities Exchange Commission requires disclosure and discussion of the effects of any proposal that may be used as an anti-takeover device. Although not a factor in the decision by our Board to effect the Increase, one of the effects of having increased additional shares of our authorized Common Stock available for issuance may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of then present management. Unless prohibited by applicable law or other agreements or restrictions, a sale of shares of Common Stock by us or other transactions in which the number of our outstanding shares of Common Stock would be increased could dilute the interest of a party attempting to obtain control of the Company. The increase in available authorized Common Stock may make it more difficult for, or otherwise prevent or deter a third-party from acquiring control of the Company or changing our Board and management, as well as inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
The Increase is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the company. While it is possible that our management could use the Increase to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of stockholders, we do not presently intend to construct or enable any anti-takeover defense or mechanism on behalf of our management. We have no intent or plans to employ the Increase as an anti-takeover device and do not have any plans or proposals to adopt any other provisions or enter into other arrangements that may have material anti-takeover consequences.
In addition to the Increase, provisions of our governing documents and applicable provisions of Delaware law may also have anti-takeover effects, making it more difficult for or preventing a third-party from acquiring control of the Company or changing our Board and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in the Company’s control or in our management.
Vote Required
The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote is required to amend our Certificate to effect an increase in its authorized Common Stock from 50,000,000 to 100,000,000 shares, and correspondingly increase the total authorized shares of stock from 60,000,000 to 110,000,000.
In connection with the proposal to increase the authorized Common Stock which the Company is authorized to issue from 50,000,000 to 100,000,000, you, as a stockholder, must vote for or against the following resolution:
12    G I B R A L T A R

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION
“RESOLVED, that the proposal to amend the Certificate of Incorporation of Gibraltar Industries, Inc. (the "Company") to provide for an increase in the total number of shares of common stock, par value $0.01 per share which the Company is authorized to issue from 50,000,000 to 100,000,000 and to correspondingly increase the total number of shares of stock which the Company is authorized to issue from 60,000,000 to 110,000,000 shall be, and the same hereby is approved.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION APPROVING THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH THE COMPANY IS AUTHORIZED TO ISSUE AS PROVIDED IN THIS PROPOSAL 2.
2021 PROXY STATEMENT    13

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE
The Company has corporate governance practices and policies which the Board of Directors follows with respect to various matters, such as director responsibilities, compensation, and access to management. The Company’s corporate governance documents are available under the Governance Documents section of the Corporate Governance page of the Company’s website at www.gibraltar1.com.

Corporate Governance Highlights
Annual Election of All Directors	Yes	Annual Board and Committee Self-Evaluations	Yes
Average Age of Directors Standing for Election	61	Risk Oversight by Full Board and Committees	Yes
Number of Independent Directors Standing for Election	8	Stock Ownership Guidelines for Non-Employee Directors and Executive Officers	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Anti-Hedging and Anti-Pledging Policies	Yes
Separate Chairman and CEO	Yes	Clawback Policy	Yes
Stockholder Action by Written Consent	Yes	Annual Advisory Approval of Executive Compensation	Yes
Regular Executive Sessions of Independent Directors	Yes	Poison Pill	No
Board Leadership
The Board of Directors is responsible for oversight of management of the business and affairs of the Company with the objective of enhancing stockholder value. To fulfill these responsibilities, and the activities of its committees, the Board of Directors was comprised of nine directors during the year ended December 31, 2020 with Linda K. Myers and Atlee Valentine Pope being appointed to the Board of Directors effective February 26, 2020, and effective February 24, 2021, Gwen G. Mizell and Manish H. Shah were appointed to the Board of Directors.
In recommending the candidates described in Proposal 1 above, the Company’s Nominating, Governance and Corporate Social Responsibility Committee considers qualified candidates who will provide the Board of Directors with dedicated service, strong business-related skills and experience, and diversity as such qualifications are described below under the caption “Director Nomination Process.” The appointments of the two new directors in February 2020, and two new directors in February 2021, adds new leadership skills and enhances the diversity of the Board.

INDEPENDENT BOARD CHAIR William P. Montague has served as Board Chair since June 1, 2015. Mr. Montague is an independent, non-employee Board member.
Under the Company’s Bylaws, the Company’s Board Chair, William Montague, presides over meetings of the Board of Directors and meetings of the stockholders, while Gibraltar’s Chief Executive Officer (“CEO”), William Bosway, has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board.
The Company maintains a leadership structure with separate Board Chair and CEO roles and believes this structure better aligns with corporate governance best practices. The independent, separated Board Chair and the CEO roles help to enhance the independent oversight of management which we believe more closely aligns the Company’s leadership with the expectations of our stockholders.
14    G I B R A L T A R

CORPORATE GOVERNANCE
In addition to the leadership structure described above, the independent directors of our Board meet in executive session at each quarterly board meeting, and all of the Board’s key committees - the Audit and Risk Committee (previously named the Audit Committee); the Capital Structure and Asset Management Committee; the Compensation and Human Capital Committee (previously named the Compensation Committee); and the Nominating, Governance and Corporate Social Responsibility Committee (previously named the Nominating and Corporate Governance Committee) - are comprised solely of and led by independent directors.
Board Tenure
Our corporate governance guidelines require our non-employee directors to submit an offer to resign from the Board to the Chair of the Nominating, Governance and Corporate Social Responsibility Committee upon reaching the age of 72, and following each succeeding birthday. We do not have any other tenure limitations, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining long-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to the Board. Whenever possible, we structure director retirements and new director appointments to overlap so institutional knowledge can be transferred to new directors. In accordance with our corporate governance guidelines, Mr. Montague, upon reaching the age of 72 in 2018, age of 73 in 2019, and age of 74 in 2020, submitted his offer of resignation from the Board to the Chair of the Nominating, Governance and Corporate Social Responsibility Committee. Upon review and recommendation by the Nominating, Governance and Corporate Social Responsibility Committee, the full Board, excluding Mr. Montague, determined not to accept Mr. Montague’s offers to resign.
As of April 2, 2021, the average tenure for directors of the Company standing for election is approximately five years of service.
Risk Oversight
The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. The effective oversight of risks a company may be exposed to requires an understanding of the nature of the risks, the steps management is taking to manage the risks and a determination of the level of risk which is acceptable to the Company. The involvement of the Board of Directors in reviewing the Company’s enterprise risk management process provides the Board an opportunity to understand the risks faced by the Company, the strategies being implemented by management to minimize these risks and the level of management’s tolerance for risk. With this understanding the Board is able to, if appropriate, require changes in the Company’s operations or strategies to reflect the Board’s determination of the appropriate level of risk for the Company.
Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; electronic data security; cyber-security; quality assurance; environmental, health, and safety; supply chain management; reputation; business interruptions or disasters; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board. While the Board retains ultimate responsibility for oversight of the risks affecting the Company, the Audit and Risk Committee has responsibility for assisting the Board in the review and oversight of risks affecting the Company and risk management strategies developed by management. In carrying out this critical responsibility, the Board has implemented an enterprise risk management program designed to:
•Understand the critical risks in the Company’s business and strategy;
•Evaluate the Company’s risk management process and whether it functions adequately;
•Facilitate open communication between management and the Directors; and
•Foster an appropriate culture of integrity and risk awareness.
2021 PROXY STATEMENT    15

CORPORATE GOVERNANCE
The Board discusses risk in general terms throughout the year at its meetings as well as risks in relation to specific proposed actions, including our executive compensation program structure and design. While the Board oversees the enterprise risk management process, management is responsible for implementing and executing controls designed to limit risk to the level deemed to be acceptable to the Board. The Company has internal processes and an effective internal control environment which facilitate the identification and management of risks and the quality and effectiveness of the risk related communications with the Board. These include an enterprise risk management program under the leadership of our Chief Financial Officer and our Vice President of Internal Audit, regular reports from management on business strategy, a Code of Business Conduct, and product quality standards. Management communicates routinely with members of the Board on the significant risks identified and how they are being managed.
Information Security Risk Oversight
The Board of Directors recognizes the importance of maintaining the trust and confidence of our customers, employees, and trading partners, while simultaneously preserving the integrity of our Company's information systems. To those ends, the Board of Directors is responsible for the oversight of the Company's information security risk management. To more effectively prevent, monitor, detect, and respond to information security threats, the Company has a dedicated Cyber Security leader reporting directly to the Company's Chief Digital Information Officer. The Cyber Security team is responsible for leading enterprise-wide information security strategy and developing awareness, training, policy, standards, architecture, and processes. The Board of Directors is briefed quarterly by senior management on projects to strengthen the Company's cybersecurity controls, assessments of the Company's security program, and the state of our current cybersecurity monitoring.
Stockholder Engagement
The Company’s executive management team routinely meets with its stockholders to discuss the Company’s performance and strategic plan. Further, our executive management team leads stockholder outreach engagements, where we solicit feedback from stockholders on their priorities on corporate governance, compensation, and environmental and social matters.
Our executive management team is committed to continuing a formal stockholder outreach program. Additionally, our executive management team, including the Company’s President and Chief Executive Officer, and Chief Financial Officer, regularly engage in meaningful dialogue with the Company’s stockholders through our quarterly earnings calls, investor conferences and other channels for communication.
Independence of Directors
The Board of Directors has determined that each of the directors and nominees, other than Mr. Bosway, is an “independent director” as defined under, the rules of NASDAQ and the SEC, which the Board has adopted as the standards by which it will determine independence.
Board Committees and Related Matters
Our Board of Directors has four standing committees - the Audit and Risk Committee, the Capital Structure and Asset Management Committee, the Compensation and Human Capital Committee, and the Nominating, Governance and Corporate Social Responsibility Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com.
16    G I B R A L T A R

CORPORATE GOVERNANCE

The current composition of the Board of Directors and each board committee as of March 19, 2021, is set forth below:

Director	Audit and Risk Committee	Capital Structure and Asset Management Committee	Compensation and Human Capital Committee	Nominating, Governance and Corporate Social Responsibility Committee	Board of Directors
Mark Barberio	●	●			●
William Bosway					●
Sharon Brady			●	●	●
Craig Hindman				●	●
Vinod Khilnani			●	●	●
Gwendolyn Mizell (3)			●	●	●
William Montague	●	●	●	●
Linda Myers (1)	●	●	●		●
James Nish					●
Atlee Valentine Pope (2)			●		●
Manish Shah (4)	●	●			●

= Chair ● = Member
(1)    Ms. Myers was appointed to the Board of Directors, the Audit and Risk Committee, and Capital Structure and Asset Management Committee effective February 26, 2020 and appointed to the Compensation and Human Capital Committee effective February 24, 2021.
(2)    Ms. Pope was appointed to the Board of Directors, the Compensation and Human Capital Committee, and Nominating, Governance and Corporate Social Responsibility Committee effective February 26, 2020.
(3)    Ms. Mizell was appointed to the Board of Directors, the Compensation and Human Capital Committee, and Nominating, Governance and Corporate Social Responsibility Committee effective February 24, 2021.
(4)    Mr. Shah was appointed to the Board of Directors, the Audit and Risk Committee, and Capital Structure and Asset Management Committee effective February 24, 2021.
The composition of the Board of Directors and each board committee during the 2020 fiscal year was consistent with the above, except for appointments made in 2020 and 2021 as summarized in the footnotes to the composition table above.
In 2020, the Board of Directors held twelve (12) meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which each served during the period of their service in 2020.
The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by all of the Directors of the Board.
2021 PROXY STATEMENT    17

CORPORATE GOVERNANCE
Audit and Risk Committee

Committee Members:

James Nish (Chair)	Linda Myers	Number of meetings in fiscal 2020: Seven (7)
Mark Barberio	Manish Shah (1)	Report: Page 73
William Montague

(1) Appointed to the Committee on February 24, 2021 * Each committee member is independent as required by the NASDAQ rules applicable to such committee.

The Audit and Risk Committee, previously named the Audit Committee, acts in accordance with its charter to assist the Board of Directors in its responsibility to oversee: management's conduct of the Company's financial reporting; management's establishment and conduct of the Company's systems of internal accounting and financial controls; the qualifications, engagement, compensation, independence and performance of the Company's independent auditors, the conduct of the annual audit and any other audit, attest or review services, and the engagement of the independent auditors to provide any non-audit services; the process and activities performed by the Company's internal audit function; the preparation of the audit committee report; the Company's legal and regulatory compliance; the review and ratification or approval on an annual basis, of transactions between the Company and officers, directors and other related parties; the Company's risk assessment and risk management guidelines and policies; and the Company's codes of conduct.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee to the Audit and Risk Committee to appropriately reflect the committee's ongoing responsibilities in overseeing the Company's risk assessment and risk management guidelines and policies.
The Board of Directors has made a determination that each of Mark Barberio, William Montague, Linda Myers, and James Nish is an “audit committee financial expert” under the standards established by SEC rules.
Capital Structure and Asset Management Committee

Committee Members:

James Nish (Chair)	Linda Myers	Number of meetings in fiscal 2020: Six (6)
Mark Barberio	Manish Shah (1)
William Montague

(1) Appointed to the Committee on February 24, 2021

The Capital Structure and Asset Management Committee acts in accordance with its charter to consult with the Company’s management and assist the Board of Directors in its oversight of the Company’s capital structure, financing activities, merger, acquisition and divestiture transactions, investment decisions and other matters of financial importance to the Company.
18    G I B R A L T A R

CORPORATE GOVERNANCE
Compensation and Human Capital Committee

Committee Members:

Craig Hindman (Chair) (1)	William Montague	Number of meetings in fiscal 2020: Six (6)
Sharon Brady	Linda Myers (2)	Report: Page 54
Vinod Khilnani	Atlee Valentine Pope
Gwendolyn Mizell (2)

(1) Appointed Chair effective January 1, 2021 (2) Appointed to the Committee on February 24, 2021 * Each committee member is independent as required by the NASDAQ rules applicable to such committee.

The Compensation and Human Capital Committee, previously named the Compensation Committee, acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company and to provide oversight and strategic guidance on the Company's human capital management including corporate culture, diversity and inclusion, talent management, career development and progression, key executive succession planning, benefit plans and policies, workplace environment and safety, employee relations and other matters impacting the Company's ability to attract and retain a stable and productive workforce.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee to the Compensation and Human Capital Committee to appropriately reflect the committee's ongoing responsibilities in overseeing and providing strategic guidance on the Company's human capital management.
The Compensation and Human Capital Committee meets in executive session to determine and approve the compensation packages provided to the executive officers. The Compensation and Human Capital Committee is responsible for ensuring the Company’s compensation programs are competitive and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. The Compensation and Human Capital Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.
To fulfill its responsibilities, the Compensation and Human Capital Committee has the authority to retain and obtain advice from advisors. The Compensation and Human Capital Committee employs a nationally recognized compensation consultant, Korn Ferry (“KF”), to serve as a compensation advisor and perform market studies of compensation programs offered by a peer group of companies. The Compensation and Human Capital Committee determined KF is an independent advisor by assessing the firm on six independence factors as prescribed by the SEC. The Compensation and Human Capital Committee worked with KF and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The amount of fees paid for these services performed by KF was approximately $112,000 during 2020.
Compensation and Human Capital Committee Interlocks and Insider Participation
During 2020, Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague served as members of the Compensation and Human Capital Committee. Neither Ms. Brady, Mr. Hindman, Mr. Khilnani, nor Mr. Montague was an executive officer or employee of the Company or any of its subsidiaries during 2020 or prior thereto. In 2020, none of the executive officers of the Company or members of the Compensation and Human Capital Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation and Human Capital Committee.
2021 PROXY STATEMENT    19

CORPORATE GOVERNANCE
Nominating, Governance and Corporate Social Responsibility Committee

Committee Members:

Atlee Valetine Pope (Chair) (1)	Vinod Khilnani	Number of meetings in fiscal 2020: Six (6)
Sharon Brady	Gwendolyn Mizell (2)	Report: Page 30
Craig Hindman	William Montague

(1) Appointed Chair effective January 1, 2021 (2) Appointed to the Committee on February 24, 2021 * Each committee member is independent as required by the NASDAQ rules applicable to such committee.

The purpose of the Nominating, Governance and Corporate Social Responsibility Committee, previously named the Nominating and Corporate Governance Committee, is to identify and nominate individuals qualified to become Board and committee members; to establish and implement policies and procedures relating to the nominations of qualified candidates; to develop and recommend to the Board a set of corporate governance guidelines for the Company; to provide oversight and strategic guidance on environmental, social and governance matters significant to the Company; and to oversee, review, and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. In support of these purposes, the Nominating, Governance and Corporate Social Responsibility Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee to the Nominating, Governance and Corporate Social Responsibility Committee to appropriately reflect the committee's ongoing responsibilities in overseeing and providing strategic guidance on environmental, social and governance matters significant to the Company.
The current nominees for director were recommended for election to the Board at a meeting of the Nominating, Governance and Corporate Social Responsibility Committee held February 24, 2021. Craig Hindman, Gwendolyn Mizell, William Montague, and Atlee Valentine Pope did not participate in the recommendation with respect to themselves that they be nominated for election to the Board.
Director Nomination Process
When a Board vacancy arises, the Nominating, Governance and Corporate Social Responsibility Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board and will be able to serve the best interests of stockholders. The Nominating, Governance and Corporate Social Responsibility Committee believes that each candidate must possess at least the following minimum qualifications:
•Each candidate shall be prepared to represent the best interests of all stockholders and not just one particular constituency;
•Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field; and
•Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he or she is a member, and not have other personal or professional commitments that would interfere with or limit his or her ability to do so.
The Nominating, Governance and Corporate Social Responsibility Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals that contribute to the Board’s overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, as well as personal and professional experiences and backgrounds. Accordingly, the Nominating, Governance and Corporate Social Responsibility Committee seeks to identify candidates for nomination who will contribute to the diversity of perspectives present in Board deliberations. During the nomination process, the Nominating, Governance and Corporate Social Responsibility Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience in relation to the needs of the Company.
20    G I B R A L T A R

CORPORATE GOVERNANCE
The Nominating, Governance and Corporate Social Responsibility Committee identifies candidates from several sources including directors on the Board, Gibraltar’s executive management team, search firms and research, including database and internet searches. All potential candidates for a director role, including incumbents, are considered and evaluated against the qualifications outlined above.
Stockholder Recommendations of Nominees
The Company has adopted a policy regarding stockholder recommendations of nominees for director to be submitted for evaluation to the Nominating, Governance and Corporate Social Responsibility Committee. A stockholder may, at any time prior to the deadline for the submission of stockholder proposals, recommend a nominee for consideration by the Nominating, Governance and Corporate Social Responsibility Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating, Governance and Corporate Social Responsibility Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating, Governance and Corporate Social Responsibility Committee in the same manner and by the same criteria as other potential nominees.
During 2020, the Nominating, Governance and Corporate Social Responsibility Committee did not receive any nomination recommendations from stockholders.
Succession Planning
Considering the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise-wide for managers up to and including our Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment for any reason.
Our Chief Executive Officer provides an annual review to the Board of Directors assessing the performance of the executive officers of Gibraltar. The Compensation and Human Capital Committee, pursuant to its charter, annually reviews the performance of the executive officers and discusses succession plans for each such officer with the Chief Executive Officer. The Board of Directors has the responsibility to review succession plans for the Chief Executive Officer and other key executive positions.
The Board of Directors and the Nominating, Governance and Corporate Social Responsibility Committee also work together to assess the composition, tenure, and diversity of the Board of Directors and evaluate succession planning considerations when recommending Board nominees.
Director Education
New directors participate in an orientation process to become familiar with the Company. This process includes a review of the Company's strategic plans and businesses, significant financial matters, core values, including ethics, compliance, corporate governance practices and other key policies and practices through a review of Company and Board of Director background materials, and meetings with the Company’s executive management and eventually visits to the Company.
Each Director is required to complete the Company's annual ethics and compliance and cyber security training which is approximately 12.5 hours per year. The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, and regularly has third parties provide presentations on current legal, governance, compensation and accounting matters during board meetings.
Communication with the Board of Directors
The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit and Risk Committee.
2021 PROXY STATEMENT    21

CORPORATE GOVERNANCE
Employee, Officer and Director Hedging
The Company, pursuant to the terms of its Insider Trading Policy, prohibits all directors, officers, employees, terminated employees and agents from engaging in hedging transactions related to, or from pledging or creating a security interest in, the Company’s common stock, publicly traded debt instruments and restricted stock units they hold.

CORPORATE SOCIAL RESPONSIBILITY
The Board of Directors and the Company’s executive management team are committed to improving and positively impacting global environmental, social development and business governance. At Gibraltar, we believe doing business the right and most responsible way is foundational in executing and accelerating our vision and strategy. Our efforts continue to focus on our people, our communities and the world.

Our People	Our Communities	The World

To be sustainable and responsible through the advancement of our health and welfare programs; putting the safety and well-being of our people before anything else; supporting professional growth and developing our future leaders; and supporting diversity and inclusion.
	By contributing to communities where we do business and where our people live and work; supporting these communities through charitable donations; and sponsoring volunteerism.	Operating responsibly in the world by focusing on measuring, managing and reducing our environmental footprint, and promoting responsibility across our value chain.
There are three strategic tenets that drive our focus on corporate social responsibility:
1.Center our business portfolio on industries that are solving some of the world's most important challenges—energy production, growing food, and home efficiency;
2.Invest and commit to improving our own operations — reducing greenhouse emissions through effective and efficient energy technologies, improving our energy efficiency, and sourcing more renewable energy for our power requirements; and
3.Invest in the communities where our people live and work.
The Nominating, Governance and Corporate Social Responsibility Committee oversees and receives quarterly updates regarding the Company’s Corporate Social Responsibility (“CSR”) priorities and initiatives.  The Company has established a CSR Committee which is overseen by our CEO and includes members of the Company’s executive management team. The CSR Committee reviews our CSR strategy, including priorities and initiatives related to corporate social responsibility matters, and directs our businesses on environmentally and socially responsible priorities and initiatives that it believes have a positive impact on our employees, our communities and the world.
Our People
Gibraltar is built on three strategic pillars—a strong business system, the optimization of our portfolio of businesses, and continuous organizational development. Advancing each pillar is critical to ensuring we deliver our commitments to our people, our shareholders, our stakeholders, and our communities. The foundation for organizational development is built on two fundamental beliefs:
1.Our ability to perform and deliver shareholder value is dependent on our people, and
2.We strive to create an environment where our people can have the best chance for success and we refer to this internally as creating the "Best Place to Work."
Our "Best Place to Work" initiative is built on—Health and Safety; Education and Development; Diversity, Equality and Inclusion; Compensation and Employee Benefits; and Communication and Employee Engagement—and involves our entire organization.
22    G I B R A L T A R

CORPORATE SOCIAL RESPONSIBILITY

Health and Safety
We expect each member of Gibraltar to follow our safety standards and practices, support our key initiatives, be accountable to themselves and each other, and be part of the solution. We believe all accidents and near-misses are preventable. Additionally, we measure and review our safety results continuously in each location.
We have a disciplined safety management and reporting process. Our CEO reviews safety performance, including recordable incidents, near misses, and first aid cases monthly with all business and human resource leaders. In addition, safety performance and best practices are also reviewed quarterly with the entire organization during our organization-wide Town Hall live virtual meetings. Each of the Company's businesses has a safety team that assesses all recordable incidents and near misses to identify mitigating actions that will prevent accidents in the future. Additionally, as part of our annual budget and capital planning process, our businesses identify additional safety investments required for training, education, equipment, and processes.

	2020	2019
Total Recordable Incident Rate (TRIR)*	2.3	3.7
Total Near Miss Frequency Rate (NMFR)**	4.9	3.9
* Incident rates are defined as number of work-related injuries or illness serious enough to require treatment beyond first aid, per 200,000 hours worked.
** Near miss rates are defined as an incident in which no personal injury occurred, but personal injury could have occurred but for a slight circumstantial shift, per 200,000 hours worked.

	2020	2019
Work-related fatalities*	—	—
* Work-related fatality defined as a death that occurs while a person is at work or performing work related tasks.
We are continuously evolving our crisis management plans (CMP) across our businesses as we gain additional experience, review industry best practices, and apply more effective tools, processes, and policies. In an emergency, like a natural disaster or health pandemic, our main priority is the welfare of our people and maintaining business continuity.
COVID-19
Operating during the COVID-19 pandemic required focus, discipline, and diligence for our entire organization to maintain our COVID health and safety protocols--while at work, home, and in the communities where we live and work. Beginning in March 2020 and to date, we implemented:
•All Centers for Disease Control and Prevention (CDC), World Health Organization (WHO), and U.S. Department of Health and Human Services (DHS) recommendations and educational initiatives. Additionally, we proactively tracked and implemented all state and local mandates and made modifications in compliance with changes throughout the year.
•Travel restrictions and leveraging of digital tools as much as possible.
•Operating protocols in our offices and production facilities including mandatory PPE (face masks / shields, and sanitizer stations), social distancing requirements, zone management, shift management, temperature checks, visitor restrictions, and sanitization management with outside contractors.
•Business continuity protocols for our remote-working team with focus on reliable, consistent, and continuous connectivity along with additional cyber-security protection and a new centralized Help Desk.
•Temporary conversions of two manufacturing facilities to produce face masks and shields for all Gibraltar employees and their family members. We also produced hand sanitizer for all Gibraltar locations and healthcare facilities and first responders in our local communities.
2021 PROXY STATEMENT    23

CORPORATE SOCIAL RESPONSIBILITY
•160 hours of additional pay for our production employees to be used at their discretion during the year to support them, and their families, in the event the pandemic caused personal hardship. In December 2020, we paid a cash bonus to each production employee for the unused portion of their remaining 160 hours. For non-production employees, whose positions were generally able to be performed remotely, we provided salary continuation for time needed to deal with personal matters arising from the pandemic.
•Daily, weekly, and monthly communications to keep our team informed as the pandemic and our business situation evolved throughout the year. In 2020, the CEO hosted 18 live "Town Hall" virtual meetings connecting with as many as 650 people to provide updates and address any concerns from the team. The executive leadership team, business leaders, and human resource leaders met daily and weekly to modify and implement changes to our operating protocols.
•Processes to track COVID-19 cases across Gibraltar by location and for our employees working remotely. The leadership team reviewed our status every 24 to 48 hours. We also tracked the recovery process for all employees and our “active” cases throughout the year.

Education and Development
We support our employees in realizing their full potential with meaningful career development opportunities. Our focus is to build the best organization and an environment where our employees learn, are challenged, and have the tools to grow. We are also focused on building the most effective systems, tools and processes to enable the organization to continue to advance. With these initiatives, along with our formal education and development program, we will build competencies, drive more diversity of thought, challenge internal paradigms, and drive improved and consistent performance.
The development of our organization starts with consistent education and training. At the core of this effort is making sure our people have a foundation based in ethics and compliance, which is summarized as follows:
•Our commitment to high ethical standards is the best way to serve our people, customers, suppliers, and investors;
•We are all responsible to follow and uphold strong ethical principles;
•Ethical behavior is more than a policy and compliance with the law is mandatory—it is our responsibility to do business in the right and responsible way.
Our commitment to living our values includes providing education and training for everyone, and as part of our continued commitment, we have updated our Code of Ethics and expanded our ethics training curriculum.
In 2019, we developed a comprehensive education curriculum including Ethics – “Doing the Right Thing,” Compliance – “Doing It the Right and Responsible Way,” and Cyber Security. Our curriculum is administered online and every employee and member of the Board of Directors is required to complete a minimum of 12.5 hours per year in an assigned timeframe. In 2020, we invested approximately 20,000 hours in education and training and our goal on a full-year basis is to invest at least 25,000 hours. Our education program, completed annually by all employees, is a condition of employment, and our CEO reviews the quarterly progress for all employees. The base curriculum is summarized below.

Ethics	Compliance	Cyber Security
“Do the Right Thing”
•Ethics and Ethical Behavior
•Harassment and Discrimination
•Diversity, Equity and Inclusion
–Unconscious and Implicit Bias
–Micro-Aggressions
–Respect in the Workplace
–Cultural Competency
•Corporate Social Responsibility
•Conflict of Interest

“Do It the Right and Responsible Way”
•Insider Trading
•Intellectual Property
•Anti-Trust and Fair Competition
•Government Relations
•Improper Payments and Gifts
•Data Privacy and Protection
•International Business Ethics
•U.S. Employment Law for Supervisors
•Business Continuity •Security Awareness •Internet Security When Working from Home •Social Engineering, Phishing, and Ransomware •Mobile Security •Stop and Stop the Spread of Disinformation •Identity Theft
24    G I B R A L T A R

CORPORATE SOCIAL RESPONSIBILITY
We also developed and launched Gibraltar University in 2019, which is designed to develop our leadership across Gibraltar. The program is a two-year initiative utilizing classroom education, ongoing continuous learning, and team project implementation prior to graduation. The curriculum covers Finance, Human Resources, Marketing, Operations, Innovation, Legal, Strategy Development and Deployment, and Mergers & Acquisitions, and is taught by Gibraltar’s leadership team. In January 2020, our first class of 40 participants, nominated by our business leaders, started the program and will graduate in December 2021. Our second class will be selected in June 2021 and will start the program in January 2022.
In 2019, we piloted our Organization Planning and Talent Review process, and subsequently implemented it across Gibraltar in 2020. The annual process integrates discussions and metrics on organization design/structure, career development, diversity, equality and inclusion, performance and potential assessment, and succession planning. Each business unit reviews their organizational development plans with our CEO and executive leadership team and follows with monthly reviews to ensure implementation of organization plans. On an annual basis, our CEO reviews the organizational development plan and performance results with the Board of Directors including performance of the executive team, succession planning progress, key organizational priorities and results, education and training initiatives, and all key organizational design and structure.
This annual process helps our organization scale and manage the future of the Company. The process reinforces the development requirements and opportunities for our people, and ensures we are addressing organization gaps, opportunities and succession planning in a continuous and timely manner. It also drives our annual hiring, recruiting, and retention initiatives. In 2020, this process was instrumental as we added significant talent across our organization.
Recruiting is an important aspect of our business strategy and is guided by our desire to find the best talent to drive our business and build our “Best Place to Work” vision. It starts with understanding our organizational needs and developing diverse candidate “slates” for the positions we plan to hire. Our search process is based on personal engagement, and utilizes digital tools and channels, intelligent software and analytics, and competency assessment tools.
Recruiting is also about telling our story better – communicating our “Best Place to Work” vision using social media to reach a broader audience, and strengthening our partnerships with selected professional recruiters, labor agencies, universities, and trade schools. Our apprentice, co-op and internship programs continue to grow and this creates an opportunity for potential candidates to assess the fit and opportunity within our organization over time.

Diversity and Inclusion
We support and encourage a culture where diversity of thought flourishes, and all employees feel appreciated, included, and know they have an equal opportunity to develop, grow, and succeed based on their performance. We believe demonstrating respect for our people and valuing them for who they are, their perspectives, and their contributions is critical to creating the best environment for our team to have success. This is foundational for our “Best Place to Work.”
Below are key demographics of our workforce.
2021 PROXY STATEMENT    25

CORPORATE SOCIAL RESPONSIBILITY
2020 Workforce Composition (Gender and Age)

Employee Age Groups	Female	Male	Total by Age Group	% by Age Group
< 30 years of age	65	286	351	15.0%
30 - 49 years of age	251	775	1,026	43.9%
50+ years of age	258	702	960	41.1%
Total	574	1,763	2,337
As a percentage	24.6%	75.4%
Number of 2020 Employees by Employment Type (by Gender)

Employee Type	Female	Male	Total by Type	% by Type
Salary	289	650	939	40.2%
Hourly	285	1,113	1,398	59.8%
Total	574	1,763	2,337

2020 Ethnic Background of Employees

Ethnic Background	% of Employees
White	60.2%
Black or African American	15.7%
Hispanic or Latino	13.1%
Not Specified	5.3%
Asian	4.8%
American Indian/Alaska Native	0.6%
Two or More Races	0.3%
In 2020, over 50% of our employees hired were classified as diverse. We are building a team with people who bring diversity of thought, experience, and perspective to our organization. We recognize our organization and the communities we operate in will continue to evolve and grow, which will require that we remain focused on the following initiatives:
•Continue our mandatory and annual education and development program for the entire Company, including the Board of Directors, and evolve the curriculum as needed;
•Continue to “map” our organization with the communities we operate in order to ensure the make-up of our team is reasonably representative of the community itself;
•Implement and upgrade business systems across the Company to give us the capability to gather and analyze data, derive conclusions, and develop action plans for implementation;
•Communicate our progress utilizing monthly business reviews with the leadership teams, through quarterly communications with our teams, and quarterly reviews with the Board of Directors;
•Build the most effective recruitment framework to attract the best talent with the following objectives:
1.Build diversity of thought requirements into our recruiting process with our partner recruitment firms and labor agencies, universities and trade schools, and ensure they deliver diverse slates of candidates for our hiring needs; and
2.Strengthen our outreach effort to build and broaden our opportunity for diverse talent--to include academic institutions, industry associations, local businesses, and affinity groups
•Be proactive with our customers and supply chain partners to find ways to work together in promoting positive social development.
26    G I B R A L T A R

CORPORATE SOCIAL RESPONSIBILITY

Compensation and Employee Benefits
Our compensation and benefits package is a key factor in recruiting and retaining the best talent in our industry. Our employee health and welfare benefits program is designed to promote the overall health of our workforce. While specific benefits vary worldwide and are based on regional practices, listed below are some common features offered to our United States based employees, which at December 31, 2020 comprised approximately 91% of our employees:

Medical, dental and vision benefits for employee, spouse and dependents	Wellness incentives for employees

Flexible spending accounts for both healthcare and dependent care	Life insurance benefits

401(k) retirement savings program with Company matching contributions	Employee assistance program

Paid vacation and holidays	Parental leave

Short-term and long-term disability benefits
In addition, all salaried employees receive a written performance appraisal on an annual basis. We review compensation at least annually for all employees and adjust it to ensure we reward exceptional performance and remain competitive in the market. We also offer a target-based incentive plan that provides for annual bonus opportunity when certain Company financial metrics are met.

Communication and Employee Engagement
Gibraltar recognizes the importance of engaging employees through consistent and continuous communication such that the team clearly understands the Company's vision, strategy, and key priorities. Every quarter, our CEO conducts a live Town Hall meeting for the entire organization with a standard agenda reviewing ethics and compliance, safety performance, business performance, community service initiatives, employee recognition, and concludes with a live Questions & Answers session. After each Town Hall meeting, our team is surveyed for feedback on ways to improve the meeting. As well, each Gibraltar business leader is required to develop and execute a similar communication plan for their business.
In 2020, we also conducted an employee engagement survey to solicit input about our brand, company reputation, and culture. The results of the survey will contribute to Gibraltar's brand assessment initiative as well as further strengthen our internal communication process. Ultimately, creating a "Best Place to Work" environment requires continuous and effective engagement and communication with our employees, and it also creates a strong foundation for attracting and retaining our team.
Our Communities
We are committed to investing in the communities where our people live and work and to being an active and responsible corporate citizen in each community in which we reside and operate.
Gibraltar partners with local, regional, and national charities. We also recognize our employees efforts for supporting charities on a quarterly basis in company-wide Town Hall meetings. In 2019, we launched Gibraltar’s Workplace Giving Program and partnered with four charitable organizations - Ronald McDonald House Charities, St. Jude Children's Research Hospital, Make-A-Wish Foundation of America, and Habitat for Humanity International. For every donation or contribution an employee makes to any of these charities, Gibraltar matches the same contribution amount in the name of the employee. We selected these four organizations to help start the Workplace Giving Program because of our existing relationship with each charity, and the various services and support they provide for those in need.
In addition to Gibraltar’s Workplace Giving Program, our businesses fund a variety of local and regional charities in their respective communities with their time, talent, and treasure.
2021 PROXY STATEMENT    27

CORPORATE SOCIAL RESPONSIBILITY

In 2020, we expanded our giving program to include food banks located in our communities and our team rallied around a cause to fight hunger in our communities by making contributions to local food banks, which Gibraltar doubled through matching donations. The funds raised by this effort allowed these food banks to fund 3.3 million meals, or over 85,000 meals (on average) for each community in which we operate and live in.

In early 2020, we repurposed a few of Gibraltar’s facilities toward the production of personal protective equipment (PPE), including masks, gowns, and face shields. These products have been distributed to our team members for use at work and home, and are being donated and sold to local hospitals, health care facilities, and some of our suppliers around the U.S.
The World
We are committed to operating responsibly in the world by focusing on measuring, managing and reducing our environmental footprint, and promoting responsibility across our entire value chain.
Gibraltar continues to transition its portfolio to focus on markets and businesses that are positioned to solve some of our world’s most critical challenges. As of December 31, 2020, over 50% of our businesses were focused on driving environmentally-sound solutions in energy production, growing food, and home efficiency. A representative example of this day-to-day effort is reflected in the Renewables and Conservation business.
•Since 2015, our Renewables business has installed over 2,500 solar energy fields across the U.S. and have been integral in the installation of over 5,000 Megawatts (MW) of 100% renewable energy. We acquired TerraSmart LLC on December 31, 2020, a leading solar technology business, to help us accelerate our vision to make solar energy the best overall energy solution to power the future. In 2021, we plan to install Gibraltar’s first solar field to provide 100% of the electricity requirements of a key manufacturing facility.
•Our Conservation business is the largest North American based commercial greenhouse solutions provider, with over 3,000 acres of controlled-environment commercial growing installed in North America. The business is focused on localizing the growing of fruits and vegetables, cannabis, flowers, and plants in a controlled environment utilizing natural sunlight, optimal water supply, and without pesticides. We enable improved crop yield, food quality, and the overall health of consumers.
28    G I B R A L T A R

CORPORATE SOCIAL RESPONSIBILITY
We remain focused on contributing to the reduction of greenhouse emissions by deploying more effective and efficient ways in managing our operations, reducing the amount of power we consume, and identifying opportunities to source renewable energy for our power requirements. We have partnered with the U.S. Department of Energy’s Better Buildings, Better Plants Program to improve energy efficiency and competitiveness at our operations and have also partnered with a global energy company to help us automate the collection of our emissions data. These efforts will help us develop our initial company-wide sustainability report and establish a scientific-based carbon reduction plan and commitment for the future.

Environmental Metrics
The environmental metrics below quantify the environmental impact of our operations in the areas of energy use, greenhouse gas emissions, water use and waste generation. We applied the following methodology in calculating the metrics reported below relating to energy use, greenhouse gas emissions, water use and waste generation. The 2019 data the Company collected pertains to fossil fuel consumption (mobile and stationary), electrical usage, water usage, and waste production. We define the scope of our emissions to be the same as defined in The Greenhouse Gas Protocol. We have completely collected information required to determine Scope 1 and Scope 2 emissions.

Greenhouse Gas Emissions	Normalized by Net Sales for 2019 (per million USD)
GHG Emissions, Scope 1 (metric tons CO2e)	8.3
GHG Emissions, Scope 2 (metric tons CO2e)	17.7
Our 2019 combined Scope 1 and Scope 2 GHG was generated by 68% from purchased electricity, 27% from stationary combustion sources, and 5% from mobile sources. Additionally, in 2019 our energy consumption was from 52% direct energy and 48% indirect energy.

Wastes and Recycling	Normalized by Net Sales for 2019 (per million USD)
Total materials disposed* (metric tons)	3.1
Total materials recycled** (metric tons)	11.9
* Includes trash (MSW), wood/pallets, fats/oils/grease (FOGs), and hazardous waste.
** Over 95% of materials recycled are steel and aluminum. Other materials recycled include cardboard, wood/pallets, mixed recycles, fats/oils/grease, copper, paper and zinc.

Water Use	Normalized by Net Sales for 2019 (per million USD)
Total Water Use (cubic meters)	110.2
We are currently in the process of accumulating our January 1, 2020 through December 31, 2020 data, and as mentioned above we have partnered with a global energy company to help us automate the collection of our emissions data. We intend to disclose our 2020 environmental metrics as soon as reasonably possible, and in tandem we will be adjusting our 2019 environmental metrics to reflect the Company's portfolio management during 2020 and 2021. Our focus in 2021 and beyond will be to reduce our carbon footprint and we plan to set a goal for this reduction in the near future.
2021 PROXY STATEMENT    29

CORPORATE SOCIAL RESPONSIBILITY

Compliance and Ethics
Our Code of Ethics and Statement of Policy (“Code of Ethics”) reflects our commitment to the highest standards of ethics and business conduct. The ethical principles established by our Code of Ethics applies to our relationships with our customers, our suppliers, our stockholders, our competitors, the communities in which our people live and our businesses operate. The Code of Ethics applies to all of our employees, officers and directors. Additionally, it is applied by contract to others engaged by Gibraltar to the extent that we have the ability to impact their conduct. Any act of unethical business conduct, dishonesty, theft, or violation of the Code of Ethics may result in disciplinary action up to and including discharge and may also result in legal prosecution. Compliance is mandatory. Due to the constant evolution in both the domestic and worldwide environment in which we conduct business, our Code of Ethics is regularly reviewed and updated. The full text of our Code of Ethics and Statement of Policy is available on the Company’s website at www.gibraltar1.com.

NOMINATING, GOVERNANCE AND CORPORATE
SOCIAL RESPONSIBILITY COMMITTEE REPORT
The Nominating, Governance and Corporate Social Responsibility Committee currently consists of six directors each of whom are independent as defined in the listing standards of NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating, Governance and Corporate Social Responsibility Committee is set forth above under the caption “Corporate Governance.”
The current nominees for director were recommended for election to the Board at a meeting of the Nominating, Governance and Corporate Social Responsibility Committee held on February 24, 2021. Mmes. Mizell and Pope and Messrs. Hindman, and Montague did not participate in their respective recommendations that they be nominated for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating, Governance and Corporate Social Responsibility Committee recommended that Mark Barberio, William Bosway, Craig Hindman, Gwendolyn Mizell, William Montague, Linda Myers, James Nish, Atlee Valentine Pope, and Manish H. Shah each be nominated as Directors for a one-year term.
In evaluating potential nominees, the Nominating, Governance and Corporate Social Responsibility Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious, governmental or not-for-profit organization, or such other professional experience as the Nominating, Governance and Corporate Social Responsibility Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the Securities and Exchange Commission; whether such person will enhance the diversity of the composition of the Board; the financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING, GOVERNANCE AND CORPORATE SOCIAL RESPONSIBILITY COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Atlee Valentine Pope (Chair)
Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
Gwendolyn G. Mizell
William P. Montague
30    G I B R A L T A R

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
The following table sets forth certain information regarding the Directors and executive officers of the Company as of March 19, 2021:

Name	Age	Position(s) Held
William T. Bosway	55	Director, President, and Chief Executive Officer
Patrick M. Burns	58	Chief Operating Officer
Timothy F. Murphy	57	Senior Vice President and Chief Financial Officer
Elizabeth R. Jensen	47	Vice President and Chief Human Resources Officer (1)
Jeffrey J. Watorek	41	Vice President, Treasurer and Secretary
William P. Montague	74	Director and Chairman of the Board
Mark G. Barberio	58	Director
Sharon M. Brady	70	Director
Craig A. Hindman	66	Director
Vinod M. Khilnani	68	Director
Gwendolyn G. Mizell	59	Director (3)
Linda K. Myers	57	Director (2)
James B. Nish	62	Director
Atlee Valentine Pope	65	Director (2)
Manish H. Shah	56	Director (3)
(1)    On February 25, 2021, the Board of Directors appointed Ms. Jensen as the Company's Vice President and Chief Human Resource Officer effective March 8, 2021.
(2)    On February 26, 2020, Mmes. Myers and Pope were appointed to the Company's Board of Directors.
(3)    On February 24, 2021, Ms. Mizell and Mr. Shah were appointed to the Company's Board of Directors.
The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:
PATRICK M. BURNS has served as Chief Operating Officer since joining the Company on March 18, 2019. Prior thereto, Mr. Burns was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to December 2018. Prior to that, Mr. Burns served as Vice President, Corporate Strategy at Johnson Controls from 2014 to 2016 after spending the previous five years with Danaher Corporation in operating company leadership positions. He graduated from the United States Military Academy with a bachelor’s degree in mechanical engineering and an MBA from J.L. Kellogg School of Management, Northwestern University.
TIMOTHY F. MURPHY was appointed the Company’s Senior Vice President and Chief Financial Officer in April 2017. Prior to April 2017, Mr. Murphy served as the Company’s Treasurer since 2013, Secretary since 2012, and Vice President of Treasury Operations from 2010 to 2013. Mr. Murphy served various roles as a director within the Company’s Finance function from 2004 to 2010. Prior to joining the Company, Mr. Murphy served as a Senior Manager at KPMG. He graduated from the University of Buffalo with a bachelor’s in economics and an MBA with a concentration in accounting.
ELIZABETH R. JENSEN was appointed as Vice President and Chief Human Resources Officer of the Company effective March 8, 2021. Prior thereto, Ms. Jensen served as Vice President, Human Resources and Internal Communications for Hach Company, a subsidiary of Danaher Corporation. Ms. Jensen joined the Danaher Corporation in 2013. Prior to her January 2020 appointment to her position at Hach Company, she served as Vice President of Human Resources at three of their other subsidiaries, SCIEX, Molecular Devices and Cepheid. Ms. Jensen has also held leadership positions at Illinois Tool Works Inc., W. W. Grainger, Snap-on, and Abbott Laboratories. She graduated from San Jose State University with a bachelor's in Business Management with a concentration in Human Resources Management and earned her Lean Certification from The Fisher College of Business, the Ohio State University.
2021 PROXY STATEMENT    31

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
JEFFREY J. WATOREK was appointed Vice President, Treasurer and Secretary in April 2017. Prior to April 2017, Mr. Watorek served as the Company’s Director of Financial Planning and Analysis since 2012 and Manager of External Reporting from 2008 to 2012. Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He graduated from the Canisius College with bachelor’s and master’s degrees in accounting.
Departure of Officer Prior to Record Date
CHERRI L. SYVRUD resigned her position on February 26, 2021 as an executive officer and as Senior Vice President of Human Resources and Organizational Development. She served as Senior Vice President of Human Resources and Organizational Development of the Company since joining the Company in March 2016. Prior thereto, Ms. Syvrud had a 28-year career with Illinois Tool Works, Inc. where she last served as a Platform Director of Human Resources, developing and implementing processes to increase operational effectiveness and talent development globally. She graduated from the University of St. Francis with a bachelor’s degree in business.

COMPENSATION OF DIRECTORS
Our Compensation and Human Capital Committee engaged Korn Ferry, a nationally recognized compensation consultant, to review survey information, and provide other publicly available information and advice to the Compensation and Human Capital Committee with respect to compensation-related matters for non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion and Analysis” below.
The Compensation and Human Capital Committee reviewed information provided by Korn Ferry relating to Board compensation in relation to compensation earned by directors of our peer group of companies. After this review in May 2020, the Compensation and Human Capital Committee approved a compensation program for non-employee directors consisting of:
•an annual cash retainer of $60,000;
•an annual payment for each Board committee on which he or she serves equal to $10,000;
•an additional annual fee of $100,000 for the Chair of the Board;
•an additional annual fee to the Chair of the Audit and Risk Committee of $10,000;
•an additional annual fee to the Chair of the Compensation and Human Capital Committee of $7,500,
•an additional annual fee to the Chair of the Capital Structure and Asset Management Committee of $7,500; and
•an additional annual fee to the Chair of the Nominating, Governance and Corporate Social Responsibility Committee of $5,000.
In addition, the Compensation and Human Capital Committee approved annual grants of stock to each non-employee director having an aggregate fair value equal to $95,000. These shares vest immediately and are delivered to directors unless a Director elects to defer for future issuance the receipt of all or a portion of the stock award received. Pursuant to this approval, non-employee directors received awards of stock in May 2020. The amount of stock compensation provided to our directors is consistent with the amount of equity-based compensation paid to directors of our peer group as determined in the peer study described above.
Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their cash retainer to an account established for the Director and credited with restricted stock units (“RSUs”) equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion and Analysis” below). RSUs credited to the account of non-employee directors to reflect amounts deferred under the MSPP are paid to the participants upon the termination of their service to the Board.
32    G I B R A L T A R

COMPENSATION OF DIRECTORS
2020 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Mark G. Barberio	$80,000	$95,041	$175,041
Sharon M. Brady	$87,500	$95,041	$182,541
Craig A. Hindman	$80,000	$95,041	$175,041
Vinod M. Khilnani	$85,000	$95,041	$180,041
William P. Montague	$200,000	$95,041	$295,041
Linda K. Myers	$67,692	$95,041	$162,733
James B. Nish	$97,500	$95,041	$192,541
Atlee Valentine Pope	$67,692	$95,041	$162,733

(1)	Consists of: (a) annual retainer fees of $60,000; (b) $100,000 for Mr. Montague related to his position as Board Chair; (c) $10,000 for each committee a director serves on; (d) (i) $7,500 for Ms. Brady as Compensation and Human Capital Committee Chair (ii) $5,000 for Mr. Khilnani as Nominating, Governance and Corporate Social Responsibility Committee Chair (iii) $10,000 and $7,500 for Mr. Nish as Audit and Risk Committee Chair and Capital Structure and Asset Management Committee Chair, respectively.
(2)	This column represents the grant-date fair value of stock granted during the year. The fair value of stock is calculated using the closing price of Gibraltar Industries, Inc. Common Stock on the date of grant.
Outstanding Equity Awards at Fiscal Year End
The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2020 for each Director:

Name	Restricted Shares (1)	Deferred Share Units (2)	Restricted Stock Units (“RSUs”) (3)	Aggregate Number of Stock Awards Outstanding
Mark G. Barberio	—	1,099	—	1,099
Sharon M. Brady	—	11,106	6,654	17,760
Craig A. Hindman	—	11,106	10,215	21,321
Vinod M. Khilnani	—	—	7,023	7,023
William P. Montague	2,000	11,106	29,931	43,037
Linda K. Myers	—	2,067	—	2,067
James B. Nish	—	8,603	4,440	13,043
Atlee Valentine Pope	—	2,067	—	2,067

(1)	Mr. Montague holds 2,000 restricted shares that will vest upon his retirement from the Board.
(2)	Deferred share units will be converted into shares upon retirement from the Board of Directors.
(3)	Represents RSUs acquired through deferrals under the MSPP during the period of the Director’s service that will be converted to cash and paid out upon retirement from the Board.

2021 PROXY STATEMENT    33

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory, and therefore not binding on the Company or the Compensation and Human Capital Committee. However, the outcome of the vote will provide information to the Company and the Compensation and Human Capital Committee regarding stockholder sentiment about our compensation policies and procedures, which the Compensation and Human Capital Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section below entitled “Compensation Discussion and Analysis,” which describes how our compensation policies and procedures implement our compensation philosophy.
Our Compensation and Human Capital Committee has established and designed our executive compensation program to link pay with performance, while enabling the Company to attract and retain qualified talent on the executive management team. We believe the Say-on-Pay vote represents an additional means by which our Compensation and Human Capital Committee may obtain important feedback from our stockholders about the executive compensation program it has designed for our executive officers.
As set forth in the Compensation Discussion and Analysis, the overall objective of our executive compensation program is to attract and retain the talent necessary to ensure Gibraltar’s continued success and to ensure alignment of executive pay with stockholder interests and support Company goals and strategies. To achieve this, the Compensation and Human Capital Committee has designed compensation programs that:
•Provide competitive total pay opportunities relative to an appropriate peer group;
•Drive high performance through the use of programs that support and reward desired business results;
•Reinforce commitment to operational excellence, quality, safety, innovation, and the environment; and
•Manage compensation program costs and risks while providing for flexibility to vary costs in changing business environments.
A significant portion of the total compensation of our executive officers is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Additionally, by using our common stock as the payment currency for our long-term incentive compensation, we incentivize the establishment and implementation of policies and programs which will improve the price of our stock.
In 2020, short and long-term incentive compensation represented 66% of our Chief Executive Officer’s targeted total compensation and 57% of the targeted total compensation of our other named executive officers. We believe that this emphasis on both short and long-term financial performance in our compensation structure aligns executives’ and stockholders’ interests. The Compensation and Human Capital Committee believes that the executive compensation program is closely aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.
The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosure.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth below in the Compensation Discussion and Analysis, the Compensation and Human Capital Committee is of the view that the executive compensation for 2020 was reasonable and appropriate, justified by the performance of the Company and the result of a carefully considered approach.
34    G I B R A L T A R

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation and Human Capital Committee will carefully consider the outcome of the Say-on-Pay vote, as well as other communications from stockholders relating to our compensation practices, in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT IN PROPOSAL 3.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation program and compensation philosophy regarding our Named Executive Officers (“NEOs”) for the 2020 fiscal year. Our NEOs for fiscal 2020 included our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, as well as our former Vice Chair of the Company's Board of Directors who retired from this role on March 3, 2020, listed below:

Named Executive Officer	Title
William T. Bosway	Chief Executive Officer
Patrick M. Burns	Chief Operating Officer
Timothy F. Murphy	Senior Vice President and Chief Financial Officer
Cherri L. Syvrud	Senior Vice President of Human Resources and Organizational Development
Jeffrey J. Watorek	Vice President, Treasurer and Secretary
Frank G. Heard	Former Vice Chair of the Company's Board of Directors

Executive Summary
Our compensation program is based on a pay-for-performance philosophy and is designed to attract and retain qualified talented executives who create compounding and sustainable value to our shareholders through the achievement of the Company's strategy built on three core pillars: Business Systems, Portfolio Management, and Organization Development.
2020 Performance and Results
In fiscal year 2020, despite a challenging and dynamic environment, we executed well on our key initiatives, generated strong cash flow, continued to improve our operations, and delivered on our commitments to generate increased profits over those of the prior year, at a higher rate of return, with a more efficient use of capital.
•Delivered record performance in 2020 while remaining very focused on the health and well-being of our people, operations, customers, and communities.
•Generated net sales of $1.033 billion, up 15.0% (4.9% organic) compared to prior year.
•Increased GAAP earnings from continuing operations and adjusted earnings from continuing operations by 39% and 19%, respectively.
•Increased GAAP and non-GAAP earnings per share diluted from continuing operations by 38% and 18%, respectively.
•Reduced days working capital by 27%
2021 PROXY STATEMENT    35

COMPENSATION DISCUSSION & ANALYSIS
•Acquired five businesses; four businesses to expand our Renewable Energy and Conservation Segment and one business to expand our Residential Products Segment, for an aggregate preliminary purchase consideration of $313.7 million, net of cash acquired.
•Conducted an in-depth analysis of our portfolio to assess the value creation and investment potential of each business.
The charts following show how the Company’s adjusted performance on the key financial metrics which are used in our incentive compensation program impacted payouts under our Management Incentive Compensation Plan (“MICP”) and the number of Performance Stock Units (“PSUs”) earned under our annual grant of performance-based equity compensation. Note that these financial measures differ from reported financial measures based on generally accepted accounting principles (“GAAP”) due to adjustments for discontinued operations and to remove the impact of special charges. We add back these charges and gains, in accordance with the terms of our performance-based compensation programs, to provide a measurement of earnings from our ongoing operations and serve as a basis to assess the Company in future periods. These adjusted financial measures are reconciled to our GAAP financial measures within the CD&A.
36    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
The charts above reflect the link between incentive compensation and performance for 2020. All of our named executive officers earned an annual incentive equal to 65.25% of target under our MICP and earned PSUs equal to 109.5% of target based on the return on invested capital (“ROIC”) performance goal. The Compensation and Human Capital Committee established performance goals with targets that were designed to provide opportunities for high performing executives to achieve above market rewards based upon outstanding business results.
The charts above show the Compensation and Human Capital Committee set targets at levels that exceeded 2019 actual. In 2020, the Company improved and achieved or exceeded the threshold level of performance in all four metrics. Performance compensation payout percentages under MICP and PSU declined in 2020 from 2019, though the Company delivered record results in 2020, due to the Compensation and Human Capital Committee incorporating higher expectations each year for each metric compared to actual results obtained in prior years.
COVID-19 Impact on Performance Targets
The performance goals for 2020 were approved by the Compensation and Human Capital Committee in February, prior to the declaration of the COVID-19 pandemic, and no adjustments were made to the performance goals during fiscal year 2020.
2021 PROXY STATEMENT    37

COMPENSATION DISCUSSION & ANALYSIS
Executive Compensation Highlights
Gibraltar is committed to a philosophy that is heavily weighted toward pay-for-performance that we believe meets or exceeds industry norms. Some of the best practices we employ to achieve this objective include:

What We Do		What We Don’t Do

✓	Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	x	Have single-trigger change-in-control agreements
✓	Set performance goals for stock-based incentives on ROIC based in part on consultation with significant stockholders	x	Provide change-in-control cash benefits greater than 275% of cash compensation
✓	Limit the maximum payout that can be received in our annual cash incentive plan to 200% of target	x	Maintain a supplemental executive retirement plan
✓	Reward our executives with performance-based compensation awards linked to relative total stockholder return	x	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
✓	Require our directors and executive officers to satisfy stock ownership guidelines	x	Provide excise tax gross-ups upon a change in control
✓	Engage in a rigorous target-setting process and use multiple performance metrics for the annual cash incentive plan	x	Provide tax gross-ups on executive benefits and perquisites
✓	Maintain a Clawback Provision that applies to all employees	x	Discount, reload or re-price stock options
✓	Limited use of executive benefits and perquisites
✓	Focus on mitigating undue risk in compensation programs

Conclusion
The Compensation and Human Capital Committee believes that the Company’s pay-for-performance philosophy and commitment to compensation programs that encourage the creation of sustainable, long-term stockholder value and alignment of the interests of the named executive officers with those of our stockholders have been successful in encouraging consistent improvement in the Company’s operating results.
The Company’s overall performance in 2020 exceeded that of the prior year, and led to compensation earned under our incentive compensation plans above the threshold performance level; however, only the ROIC metric was above 100% achievement level. In 2020 we continued to generate higher earnings than prior year, at a higher rate of return, with a more efficient use of capital. However, a challenging and dynamic environment in 2020 as a result of COVID-19 contributed to below-target performance under our incentive programs.
We believe the Company’s operating performance and the resultant level of performance-based incentive compensation earned by our executive management team demonstrates the effectiveness of the Company’s pay-for-performance philosophy. The highlights above, as well as the information contained in this CD&A, further reflect the Compensation and Human Capital Committee’s aim to design a compensation program that fairly rewards our executive officers based on performance that is consistent with best practices and in line with pay practices used by our peer group.

Say-on-Pay Vote Results and Response
Based on the results of the Say-on-Pay vote at the 2020 Annual Meeting of Stockholders, in which Gibraltar received 91.2% support from its stockholders, the Compensation and Human Capital Committee concluded that the vast majority of stockholders supported the Company’s compensation programs.
38    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Pay-for-Performance
The Compensation and Human Capital Committee’s executive pay philosophy is designed to promote alignment of executive pay with stockholder interests and to support Company goals and strategies. Executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, to attract and retain the workforce necessary to ensure the Company’s continued success, and to support Gibraltar’s position as a leading manufacturer and provider of products and services for renewable energy, conservation, residential, and infrastructure markets. From time to time, the executive pay philosophy may be restructured as necessary, to ensure alignment of executive pay with stockholder interests and to support the Company’s goals and strategies.
The Compensation and Human Capital Committee focuses the design and delivery of the Company’s compensation programs to achieve the following:
•Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;
•Drive high performance by our executive officers through the use of programs that support and reward desired business results;
•Provide opportunities for high performing executive officers to achieve above market rewards;
•Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;
•Manage current and future programs and risks; and
•Provide the flexibility to vary compensation costs through periods of change in our business.
We believe our named executive officer’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our Common Stock, encourage ownership of our Common Stock, and reward both short and long-term financial performance. The significant elements of our compensation program for executive officers include base salary, the annual Management Incentive Compensation Plan (“MICP”), equity-based incentive compensation under the Long-Term Incentive Plan (“LTIP”), other perquisites, and non-qualified, equity-based deferred compensation plans (“MSPP” and “2018 MSPP”).
The Compensation and Human Capital Committee believes our LTIP, which includes performance-based and time-based equity awards, furthers the objectives noted above and directly aligns with the interest of our stockholders. Another element of our compensation program, the MICP, provides an annual incentive program to our executives which is based upon the achievement of financial and strategic goals. The Compensation and Human Capital Committee believes the other elements of our compensation program are competitive with the market for our management talent and allow us to attract and retain a highly qualified senior management team. As a result, the compensation programs include a substantial portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.
Consistent with our executive pay philosophy, our CEO’s target compensation is designed to be heavily weighted toward performance-based compensation. During 2020, as depicted in the following chart, 66% of our CEO’s target compensation was provided in the form of performance-based compensation, with an additional 16% attributed to time-vested stock awards. The target compensation of our other NEOs, with the exception our former Vice Chair of the Company's Board of Directors, is also weighted toward performance-based compensation. During 2020, on average, 57% of our other NEOs compensation, excluding our former Vice Chair of the Company's Board of Directors, was performance-based compensation, with another 7% attributed to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests.
2021 PROXY STATEMENT    39

COMPENSATION DISCUSSION & ANALYSIS
The following charts highlight the targeted compensation mix in 2020 for our CEO and the average mix for the other NEOs:

Performance-based compensation consists of annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plans, and is an important part of our compensation program. Compensation deferred into the MSPP and 2018 MSPP that is matched, is converted to restricted stock units and is also at-risk, since the amounts paid which are attributable to matching restricted stock units are based on the value of the Company’s Common Stock. The structure of our non-qualified deferred compensation plans furthers our goal of aligning the interest of our executive officers with the interests of our stockholders as it encourages the deferral of their current compensation for a future payment based on the Company’s future stock price.
The Compensation and Human Capital Committee believes the structure of the MICP incentivizes management to simplify and improve the Company’s operations to generate higher earnings, at a higher rate of return, with a more efficient use of capital.
The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. The Compensation and Human Capital Committee believes the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to adopt a long-term approach to value creation and increase the stock price through ownership of RSUs and shares of the Company’s common stock. We believe time-based equity awards provide a good balance between performance and share ownership which aligns with long term interests of our stockholders while at the same time encouraging continuity of our executive management.

Distinguishing Awarded Compensation from Realized Compensation
It is important to distinguish the compensation awarded to our named executive officers in 2020, as required to be reported under applicable SEC rules, from the compensation that was actually earned by our named executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSU compensation reported for each executive officer is disclosed at targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the named executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each named executive officer’s compensation.
40    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
The chart and table below demonstrate and provide the impact that performance-based and deferred compensation had on total compensation realized by our named executive officers in 2020, and includes the March 2, 2020 grants of performance stock units to Messrs. Bosway, Burns and Murphy that will be earned based upon the Company's relative total stockholder return (“TSR”) generated over a performance period beginning March 2, 2020 and ending March 1, 2023 compared to the TSR of companies within the S&P Small Cap 600 Industrial Sector Index.

2021 PROXY STATEMENT    41

COMPENSATION DISCUSSION & ANALYSIS

Name	Fixed Compensation			Performance Based Compensation						Total Compensation		% of Target
	Salary (1)	RSU Awards (1)	All Other (1)	MICP		PSUs		Deferred Compensation
				Target (2)	Realized (1)	Target (1)	Realized (3)	Target (4)	Realized (4)	Target	Realized
William T. Bosway	$700,000	$874,989	$23,242	$770,000	$502,425	$1,894,116	$1,341,385	$532,000	$301,455	$4,794,347	$3,743,496	78%
Patrick M. Burns	$421,000	$193,495	$33,736	$258,000	$168,345	$931,828	$470,842	$196,900	$75,784	$2,034,959	$1,363,202	67%
Timothy F. Murphy	$421,000	$193,495	$28,229	$258,000	$168,345	$931,828	$470,842	$196,900	$143,122	$2,029,452	$1,425,033	70%
Cherri L. Syvrud	$295,225	$74,856	$32,812	$104,825	$68,398	$299,475	$327,931	$92,418	$25,489	$899,611	$824,711	92%
Jeffrey J. Watorek	$226,000	$23,226	$24,425	$58,000	$37,845	$139,197	$152,431	$28,700	$3,785	$499,548	$467,712	94%
Frank G. Heard	$144,615	$—	$628,538	$146,667	$95,700	$—	$—	$102,462	$71,882	$1,022,282	$940,735	92%
(1)Amounts correspond to those set forth in the Summary Compensation Table (Refer to Summary Compensation Table Footnotes 3, 4, 5, 6, and 8).
(2)Equal to the target annual incentive compensation calculated for each NEO based upon a percentage of their salaries. Mr. Heard’s target annual incentive compensation is pro-rated for the portion of 2020 that he was employed by the Company.
(3)Equal to the actual number of PSU shares earned based on performance of the Company times the stock price as of March 2, 2020 for Messrs. Bosway, Burns, Murphy, Ms. Syvrud, and Mr. Watorek, respectively.
(4)The deferred compensation (i) target equals the company-match shares that would be credited to their non-qualified deferred compensation accounts if each NEO deferred all eligible amounts under the 2018 MSPP, and the MICP was at target; and (ii) realized amount equals the value of the company-match shares added to each NEO’s accounts during 2020 for actual salary deferrals and value of the company-match shares that were earned in 2020 related to actual MICP that will be added to each NEO’s accounts in 2021.
As shown above, the realized compensation earned by each Named Executive Officers ranged from 67% to 92% of targeted compensation. Realized compensation was less than target compensation as a result of the Company’s performance in relation to the performance goals set for the MICP and PSU awards. The Compensation and Human Capital Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation programs.

Design of the Compensation Program
The Compensation and Human Capital Committee engaged an independent compensation advisor, Korn Ferry, during 2020 to provide survey information and assistance in connection with the review and analysis of the compensation program for our executive officers to confirm that the emphasis of this program is on performance and long-term incentives and is competitive within our industry in terms of base salaries, annual incentives, and long-term incentives. These three components are the key elements of the compensation program provided to our executive management team.
The Company’s compensation program is reviewed annually to ensure that the goals of the program are met and is amended from time to time to incorporate changes consistent with current industry best practices. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives.
42    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
Peer Company Analysis
The relative levels of targeted compensation of our executive officers are determined, in part, by reference to compensation paid to similarly situated executives by a peer group of companies selected by the Compensation and Human Committee in consultation with Korn Ferry. The peer group selected by the Compensation and Human Capital Committee during 2020 consists of:

A.O. Smith Corporation	Eagle Materials, Inc.	Patrick Industries, Inc.
Aaon, Inc.	Enerpac Tool Group Corporation	PGT Innovations, Inc.
Albany International Corporation	Griffon Corporation	Quanex Building Products Corporation
American Woodmark Corporation	Insteel Industries, Inc.	Simpson Manufacturing Co., Inc.
Apogee Enterprises, Inc.	L.B. Foster Company	Trex Company, Inc.
Armstrong World Industries, Inc.	Masonite International Corporation
The Company made a minor change to its peer group in 2020, removing one peer company, Cornerstone Building Brands, to the peer group to reduce the group to seventeen peer companies. The Compensation and Human Capital Committee believes the chosen peer group aligns with best practices as it provides a sufficient sample size from which we draw conclusions, and reflects a representative market for executive talent that our business faces. The peer companies were selected based on their comparable size, as measured by net sales and market capitalization, and industry. Companies within the selected peer group are all building products or industrial businesses that as of December 31, 2020 have revenues equal to approximately 40% to 250% of Gibraltar’s revenues.
Compensation and Human Capital Committee Approval Process
Management recommendations for salary increases and participation levels for all other components of our compensation program, for all executive officers other than the CEO, are made annually and are based on the CEO’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information, along with the information provided by KF, is then used by the Compensation and Human Capital Committee to review and establish the compensation of each executive officer. The CEO’s compensation package is determined by the Compensation and Human Capital Committee based upon the same criteria.
Final authority for the establishment of annual compensation packages of our executive officers resides with the Compensation and Human Capital Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.
Based on the peer group analysis described above along with CEO and Compensation and Human Capital Committee review, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. This provides the executive officers and stockholders a degree of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.
The following table summarizes the targeted level of compensation for annual cash incentive compensation and long-term equity-based incentive awards (including RSUs and PSUs) established by the Compensation and Human Capital Committee:
2021 PROXY STATEMENT    43

COMPENSATION DISCUSSION & ANALYSIS

Position	Percentage of Salary
	Annual Incentive Compensation (MICP)	Long-Term Equity Compensation (LTIP)
Chief Executive Officer	110%	300%
Chief Operating Officer	60%	145%
Chief Financial Officer	60%	145%
Senior Vice President	35%	125%
Vice President, Treasurer and Secretary	25%	70%
Vice Chair of the Board	110%	—%
The Compensation and Human Capital Committee set the targeted annual incentive compensation and long-term equity-based incentive compensation levels as a percentage of salary after consulting with KF. The Compensation and Human Capital Committee considers these compensation levels reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while also emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.
Consideration of Risk
We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long-term so that our executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon retirement under the MSPP and upon completion of a five-year service requirement under the 2018 MSPP. We believe these plans provide strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short-term.
Performance goals are established to align with our overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation and Human Capital Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that limit the amount of compensation that can be earned under performance-based incentive programs, require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include a Clawback Provision for all performance-based compensation.

Elements of Our Compensation Program
Our fiscal 2020 compensation program for named executive officers contained the following elements:
Base Salary
The Company provides named executive officers with a base salary established by the Compensation and Human Capital Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day-to-day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers.
The Compensation and Human Capital Committee, in consultation with KF, established the base salary of our President and Chief Executive Officer at $700,000 for 2020, and the base salaries of our other executive officers, in each case based upon an analysis of the base salaries of similarly positioned executives in our peer group. This analysis also provided a baseline for other components of compensation for the executive officers, including stock-based compensation and annual incentive compensation targets.
44    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS

Named Executive Officer	Base Salary (Annualized Rate)
	Fiscal 2020		Fiscal 2019	% Change
William T. Bosway	$700,000		$700,000	—%
Patrick M. Burns	$430,000		$410,000	4.9%
Timothy F. Murphy	$430,000		$410,000	4.9%
Cherri L Syvrud	$299,500		$290,000	3.3%
Jeffrey J. Watorek	$232,000		$220,000	5.5%
Frank G. Heard	$800,000	(1)	$800,000	—%
(1)    Mr. Heard retired as Vice Chair of the Company’s Board of Directors on March 3, 2020.
Annual Management Incentive Compensation Plan
Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Compensation and Human Capital Committee believes will enhance stockholder value. The performance goals and weightings are reviewed by the Compensation and Human Capital Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee reviews and alters the weightings and the targets to ensure the management team focuses on the key metrics during different periods.
Our short-term incentive plan, MICP, was redesigned for fiscal year 2020. As illustrated below, we added Net Sales and removed Adjusted Operating Margin from our annual MICP.
The targets and thresholds for the achievement of MICP awards for 2020 compared to actual achievement and payout factor are as follows:
2021 PROXY STATEMENT    45

COMPENSATION DISCUSSION & ANALYSIS

Level of Achievement	Net Sales (in millions)	Adjusted EPS	DWC

Threshold	$1,135	$2.87	36.7
100% Achievement	$1,230	$3.12	31.0
200% Achievement	$1,331	$3.37	26.0

Actual	$1,161	$3.05	33.0

Payout Factor	68.00%		57.00%
Weighting	75.00%		25.00%
MICP Payout Percentage	51.00%		14.25%
Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries along with the potential payouts at target and actual are as follows:

Named Executive Officer	Targeted Annual Incentive Compensation as a Percentage of Base Salary	Base Salary	Potential Payout At Target	Actual

				Payout Percentage	Payout At Actual
William T. Bosway	110%	$700,000	$770,000	65.25%	$502,425
Patrick M. Burns	60%	$430,000	$258,000	65.25%	$168,345
Timothy F. Murphy	60%	$430,000	$258,000	65.25%	$168,345
Cherri L. Syvrud	35%	$299,500	$104,825	65.25%	$68,398
Jeffrey J. Watorek	25%	$232,000	$58,000	65.25%	$37,845
The Compensation and Human Capital Committee believes incentivizing management to deliver improved earnings with a focus on the efficient use of capital will provide stockholders with value as higher profits and lower working capital requirements lead to increased cash flow used to fund growth initiatives, including acquisitions. The Compensation and Human Capital Committee believes it is important for management to be incentivized to optimize working capital requirements which will maximize cash flow from operations, and in turn fund the growth of the Company. The Compensation and Human Capital Committee believes the combination of the three financial targets, respectively, Net Sales, Adjusted EPS, and DWC, incentivizes management to maximize the return on investment for our stockholders. Furthermore, the Compensation and Human Capital Committee concluded that the metrics used in determination of the MICP payout are effectively connected to the creation of stockholder value.
The following summarizes the level of attainment for each financial performance goal during 2020 (dollar amounts and shares in thousands):
46    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS

	Net Sales	Adjusted EPS	DWC

Net sales as reported	$1,032,578
Net sales from discontinued operations	128,915
Net sales	$1,161,493

Net income as reported		$64,566

Restructuring and other special costs from continuing operations		6,461
Restructuring costs from discontinued operations		715
Loss on classification as held for sale, after tax benefit		28,600

Adjusted net income		$100,342
Weighted average shares outstanding - diluted		32,918

Average net working capital (1)			$107,352
Average daily sales			$3,226

Actual results	$1,161,493	$3.05	33

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2019 and December 31, 2020.
Note that we reference several adjusted financial measures to calculate payouts under our incentive compensation plans for our 2020 performance. Adjusted financial data excluded special charges consisting of restructuring activities primarily associated with the 80/20 simplification initiative, senior leadership transition cost, acquisition-related costs and other reclassifications, including discontinued operations. We believe that the presentation of adjusted financial measures provides meaningful supplemental data to stockholders, as well as management, that are indicative of the Company’s core operations and facilitates comparison across reporting periods as well as comparison with other companies.
The Compensation and Human Capital Committee uses adjusted financial information to determine the incentive compensation paid to NEOs under our performance-based compensation plans in order to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, and making acquisitions and divestitures despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated.
Equity-based Incentive Compensation
We maintain equity-based incentive compensation plans known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (the “Omnibus Plans”). Our Omnibus Plans are an integral component of our overall compensation structure and provide the Company the vehicles through which we make awards of equity-based compensation to our named executive officers and other management employees.
2021 PROXY STATEMENT    47

COMPENSATION DISCUSSION & ANALYSIS
Long-term Incentive Compensation Plan
The Compensation and Human Capital Committee has provided for grants of equity-based awards to our named executive officers each year under the Long-term Incentive Plan (“LTIP”). Long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”). Targeted annual incentive compensation under RSU and PSU awards as a percentage of executive officer base salaries during 2020 are as follows:

Named Executive Officer	Target Annual Incentive Compensation of 2020 RSUs	Annual RSU Grants as a Percentage of Base Salary	Target Annual Incentive Compensation of 2020 PSUs	Annual PSU Grants as a Percentage of Base Salary
William T. Bosway	$875,000	125%	$1,225,000	175%
Patrick M. Burns	$193,500	45%	$430,000	100%
Timothy F. Murphy	$193,500	45%	$430,000	100%
Cherri L. Syvrud	$74,875	25%	$299,500	100%
Jeffrey J. Watorek	$23,200	10%	$139,200	60%
Frank G. Heard	$—	—%	$—	0%
Restricted Stock Units
Under the terms of RSU awards, vesting occurs at a rate of 25% per year. The vesting conditions which apply to RSUs granted to the executive officers under the Company’s LTIP are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s Common Stock over a significant period of time.
Performance Stock Units
The number of PSUs earned were determined during the 2020 performance period based upon the Company’s return on invested capital (as defined in the award) compared to the targeted ROIC. The Compensation and Human Capital Committee has selected ROIC as the performance goal used in determining payouts under PSU awards-based stockholder feedback and management’s recommendation.
ROIC is an important metric to be considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, innovative growth opportunities, acquisitions, and other growth initiatives. The Company is actively focusing on portfolio management and has significant capital resources to utilize in acquisitions to expand its position and shape its markets, and as a result we believe it is challenging to forecast for periods longer than one year. Although the PSU awards use only one performance metric to determine the number of units earned under the grants, the Compensation and Human Capital Committee believes ROIC is a broad measurement of performance that measures profitability, cash flow generation, and asset management. Given that ROIC is a broad performance metric, we believe this measure is indicative of the effectiveness of our executive management team.
Targeted ROIC is determined based upon the budget presented to the Board of Directors by the executive management team. The Compensation and Human Capital Committee approved the 2020 target of 17.4% based on the budgeted financial information presented. The threshold to earn any PSUs under the award was set at 15.6%. The maximum number of shares earned is limited to 200%, which would have required a ROIC of 19.4% or higher to achieve.
48    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
In 2020, the named executive officers earned 109.5% of the targeted PSUs awarded as calculated below:

2020 ROIC

Net income as reported	$64,566

Restructuring and other special costs from continuing operations, after tax	6,461
Restructuring costs from discontinued operations, after tax	715
Loss on classification as held for sale, after tax benefit	28,600
Adjusted net income	100,342
Tax effected interest expense	473
Adjusted net income before interest	$100,815
Average adjusted invested capital (1)	$573,246

Return on invested capital	17.59%

PSU minimum threshold	15.6%
PSU target	17.4%
PSU maximum limit	19.4%
Payout factor (2)	109.5%
(1)Average adjusted invested capital was based on the 13-month average of total stockholders’ equity adjusted for special charges plus debt, minus cash for the period ended December 31.
(2)The payout factor for ROIC was calculated by comparing the difference between actual results and the target to the difference between the target and the maximum limit.
The number of PSUs earned is determined based on ROIC performance during the first year of the award and the earned PSUs are converted to shares of common stock. The targeted number of PSU awards granted to each executive officer is based on a percentage of each recipient’s base salary which is determined by the Compensation and Human Capital Committee in the same manner as the other elements of executive compensation. The following table calculates the number of PSU awards issued and earned during 2020:

	William T. Bosway	Patrick M. Burns	Timothy F. Murphy	Cherri L. Syvrud	Jeffrey J. Watorek
Salary as of grant date ($)	$700,000	$430,000	$430,000	$299,500	$232,000
PSU grant as a percentage of salary (%)	175%	100%	100%	100%	60%
Target compensation from PSU awards ($)	$1,225,000	$430,000	$430,000	$299,500	$139,200
Stock price as of grant date ($)	$52.31	$52.31	$52.31	$52.31	$52.31
PSUs awarded during 2020 (#)	23,418	8,220	8,220	5,725	2,661
Percentage of PSUs earned (per above) (%)	109.5%	109.5%	109.5%	109.5%	109.5%
PSUs earned during 2020 (#)	25,643	9,001	9,001	6,269	2,914
The Compensation and Human Capital Committee believes this component of our compensation program more closely aligns executive officer compensation with the interests of the Company’s stockholders by emphasizing ROIC and promotes retention of the Company’s executive management team due to the three-year vesting period.
2020 Special Performance Stock Unit Grants to CEO, COO and CFO
On March 2, 2020, to provide the senior executive team with a long-term, performance-based incentive to generate value for our stockholders, the Compensation and Human Capital Committee awarded Mr. Bosway, Chief Executive Officer, Mr. Burns, Chief Operating Officer, and Mr. Murphy, Chief Financial Officer, a grant of TSR PSUs consisting of the following:

Type of Awards	William T. Bosway		Patrick M. Burns		Timothy F. Murphy
	Award Target	Grant Date Fair Value	Award Target	Grant Date Fair Value	Award Target	Grant Date Fair Value
Performance stock units (TSR PSUs)	12,000	$669,120	9,000	$501,840	9,000	$501,840
2021 PROXY STATEMENT    49

COMPENSATION DISCUSSION & ANALYSIS
These awards cliff-vest after three years on March 1, 2023 and will be settled in shares of Gibraltar stock. The TSR PSUs will be earned based upon the Company's relative total stockholder return (“TSR”) generated over a performance period beginning March 2, 2020 and ending March 1, 2023 compared to the TSR of companies within the S&P Small Cap 600 Industrial Sector Index. The payout factor applied to the target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 50% of the target TSR PSUs will be issuable, at the 55th percentile, 100% of the target TSR PSUs will be issuable, and at 75th percentile, 200% of the target TSR PSUs will be issuable. If Gibraltar’s TSR is negative or does not exceed the 40th percentile, no TSR PSUs will be issuable. A ranking between the 40th and 75th percentiles results in an adjustment of the number of TSR PSUs issuable on a pro-rated basis between threshold and 100% achievement and between 100% achievement until the maximum award limit is reached at the 75th percentile where the executive will be entitled to the issuance of 200% of the target TSR PSUs awarded.
The equity grant was made to encourage the future potential of these executives, to more closely align their interests to the interests of our stockholders, and provide focus for these executives on longer-term results. As 100% of the fair value of the award is directly tied to total shareholder return, the Compensation and Human Capital Committee used these awards to ensure that these executives are significantly and immediately impacted by share price appreciation. The performance-based component of the TSR PSUs is designed to motivate the CEO, COO and CFO to further execute under Gibraltar’s three core pillars to support and drive business over the three-year vesting period and ultimately create long-term value for our stockholders.
Non-qualified Deferred Compensation Plans
A feature of our Omnibus Plans, as described above, is the Management Stock Purchase Plan (“MSPP”) and the 2018 Management Stock Purchase Plan (“2018 MSPP”), non-qualified deferred compensation arrangements, which allow our executive officers to defer receipt of a portion of their base salary and a portion of the amount of their annual incentive compensation earned under MICP. Each of these plans contain a feature in which the Company contributes RSUs to the accounts of executive officers who have deferred a portion of their base salary and/or annual incentive compensation earned under MICP.
The Compensation and Human Capital Committee approved the establishment of the 2018 MSPP, under the terms of the Company’s 2018 Equity Incentive Plan, in order to attract, retain and motivate management employees not close to retirement age. The Compensation and Human Capital Committee reduced the Company’s matching percentages, the time required for a participant to vest in their balances, and expanded, for amounts deferred, the investment alternatives, which are substantially similar to the universe of investment alternatives, including common stock of the Company, available to employees who have elected to participate in the Gibraltar 401(k) Plan.
Management Stock Purchase Plan
The MSPP provides our executive officers the right to defer the receipt of their annual incentive compensation payment earned under the MICP and up to 25% of their base salary. If, and to the extent that, an executive officer defers any portion of his or her MICP payment or base salary, an account is established for his or her benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. The price used to determine the number of RSUs credited to an executive officer’s account for MICP deferral is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP. The price used to determine the number of RSUs credited to an executive officer’s account for salary deferral is the calendar quarter closing average price per share of the Company’s stock determined as of the end of the applicable calendar quarter.
In addition to RSUs which are credited to the accounts of executive officers who elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches age sixty (60).
50    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
RSUs credited to the account of an executive officer to reflect amounts deferred under the MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after age sixty (60), or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches age sixty (60), the participant will be entitled to receive payment for Matching RSUs.
2018 Management Stock Purchase Plan
In connection with the Company’s adoption of the 2018 Equity Incentive Plan, the Company adopted the 2018 Management Stock Purchase Plan (“2018 MSPP”). The 2018 MSPP provides our executive officers the right to defer payment of a portion of their base salary and a portion of their annual incentive bonus. Executive officers who have elected to defer their receipt of their compensation will be able to achieve an investment return based on the hypothetical investment of such amounts among a universe of investment alternatives which is substantially similar to the universe of investment alternatives which are made available to employees who have elected to participate in the Gibraltar 401(k) Plan (“Unrestricted Units”) and common stock of the Company (“Restricted Units”).
In addition to an investment return based on the hypothetical investment credited to executive officers based on their deferral of base salary or bonus, for those executive officers who have elected to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) in an amount based on their deferrals to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date.
RSUs credited to the account of an executive officer to reflect amounts deferred under the 2018 MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after the fifth anniversary of the executive officer's vesting commencement date, or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date, the participant will be entitled to receive payment for Matching RSUs.
The following table summarizes the amount each NEO deferred into the MSPP and 2018 MSPP during 2020, the number of RSUs credited to their MSPP and 2018 MSPP accounts, and the matching RSUs credited to their MSPP and 2018 MSPP accounts, respectively:

Named Executive Officer	2020 Deferred Compensation	RSUs Credited to MSPP for:		RSUs Credited to 2018 MSPP for:
		Officer Deferrals	Company Match	Officer Deferrals	Company Match
William T. Bosway	$805,910	—	—	17,436	10,462
Patrick M. Burns	$253,012	—	—	1,475	3,338
Timothy F. Murphy	$391,510	—	—	7,667	4,497
Cherri L. Syvrud	$88,197	—	—	—	1,235
Jeffrey J. Watorek	$15,998	—	—	—	138
Frank G. Heard	$1,093,034	—	—	23,589	14,009
Under MSPP, the amount to be paid to a participant upon termination of his or her employment is equal to the number of RSUs credited to his or her account, including Matching RSUs, if applicable, multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.
Under 2018 MSPP, the amount to be paid to a participant upon termination of his or her employment is equal to the hypothetical investments credited to his or her account plus the total number of RSUs, including Matching RSUs, if applicable, in his or her account multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the immediately preceding calendar-month's end date immediately preceding the date the participant becomes eligible to receive a distribution of his or her account under the 2018 MSPP.
2021 PROXY STATEMENT    51

COMPENSATION DISCUSSION & ANALYSIS
Payment of the amount determined above under each plan is made to the participant based on an election made by the participant prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, in each case, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
We believe the MSPP and the 2018 MSPP further our compensation objectives of aligning the interests of our executive officers with stockholder interests by providing the executive officers an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.
Retirement Plans
All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. The Company does not provide any other retirement benefits aside from the 401(k) Plan.
Perquisites and Other Benefits
We annually review the perquisites that executive officers receive. The perquisites offered to our executive officers in 2020 include personal use of Company automobile, health-care benefits and tax planning services.
Change in Control Benefits
Our executive officers have been a key component in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive officers are aligned with the long-term success of the Company. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to vigorously negotiate the optimal financial terms for our stockholders in the event of any potential, future change in control transactions. As a result, the Company has entered into Change in Control agreements with each of Messrs. Bosway, Burns and Murphy.
Our Change in Control benefits for Messrs. Bosway, Burns and Murphy provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon a double trigger event, which would be the consummation of the Change in Control transaction and subsequent termination of employment.
The cash components of any change in control benefits are paid in one lump sum. For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.
Generally Available Benefit Programs
The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include vacation, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan.

Employment Agreement
Frank G. Heard’s Employment Agreement. On May 9, 2014, the Company entered into an employment agreement with Frank G. Heard. The Company amended and restated its May 9, 2014 employment agreement with Mr. Heard effective as of January 1, 2015 (the “Employment Agreement”) when he was promoted to President and Chief Executive Officer. Effective January 2, 2019, Mr. Heard was appointed Vice Chair of the Board of Directors. In connection with the change in Mr. Heard’s position and his appointment as Vice Chair of the Board of Directors, Mr. Heard’s Employment Agreement was amended to provide, among other things, for his retirement effective March 3, 2020 (the “Retirement Date”).
Commencing on the date Mr. Heard resigned from his position as President and Chief Executive Officer and continuing through Mr. Heard’s Retirement Date, Mr. Heard’s Employment Agreement, as amended effective January 2, 2019. provided for the following:
•The term of Mr. Heard’s employment would continue until his Retirement Date unless earlier terminated by the Company;
52    G I B R A L T A R

COMPENSATION DISCUSSION & ANALYSIS
•Mr. Heard would continue to participate in the Company’s employee benefit plans and programs;
•The Company would continue to pay Mr. Heard his annual base salary at the same rate as his 2018 annual base salary;
•Mr. Heard would continue to be entitled to participate in the Company’s annual cash incentive compensation program at a target level of performance equal to 110% of his annual base salary and to participate in the 2018 Management Stock Purchase Plan, with the same matching percentage which Mr. Heard was entitled to under such plan for 2018, with amounts earned in 2020 prorated for Mr. Heard’s length of employment;
•Mr. Heard would continue to be entitled to the same equity-based incentive compensation as a percentage of his 2019 annual base salary and with the same percentage allocation between performance units and restricted units with a time-based vesting, as were provided to Mr. Heard in connection with his employment in 2018; and
•Upon a termination of Mr. Heard’s employment by the Company, without cause, or by Mr. Heard for good reason, Mr. Heard would be entitled to a severance benefit in an amount equal to 1.75 times his base salary.
With respect to Mr. Heard’s employment during the period January 1, 2020 through March 3, 2020, Mr. Heard was not entitled to receive any equity-based incentive compensation awards. Instead, the Company agreed to pay Mr. Heard, in one lump sum payment to be made no later than sixty days following Mr. Heard’s Retirement Date an amount equal to Mr. Heard’s annual base salary on his Retirement Date multiplied by 62.5%, to reflect that Mr. Heard would only be employed for a portion of 2020.
In addition, effective upon Mr. Heard’s Retirement Date, all of Mr. Heard’s then outstanding equity-based incentive compensation awards became fully vested and non-forfeitable.

Clawback Policy
The Company has a Clawback Policy which requires reimbursement of an executive officer’s performance-based compensation if the independent members of the Board determine that the executive engaged in fraudulent conduct that resulted in a restatement of financial statements filed with the Securities and Exchange Commission. The Clawback policy extends to all employees of the Company.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a current and former named executive officer’s compensation that exceeds $1,000,000 per year. Although the Compensation and Human Capital Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation and Human Capital Committee believes that stockholder interests are best served by not restricting the Compensation and Human Capital Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company. The Section 162(m) limitation resulted in a disallowed tax deduction for compensation expense of $10,387,000 in 2020.
Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.
2021 PROXY STATEMENT    53

COMPENSATION DISCUSSION & ANALYSIS

Conclusion
The Compensation and Human Capital Committee believes the Company’s executive compensation program includes a balanced blend of salary, time-based and performance-based compensation plans that enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.
The high percentage of performance-based compensation for our executive officers re-enforces the Compensation and Human Capital Committee’s commitment to a pay-for-performance philosophy. The incentive programs encourage the executive team to drive operational improvements and make strategic planning decisions that lead to improved financial performance and the creation of stockholder value. As a result, the Compensation and Human Capital Committee recommends you vote FOR the “Say-on-Pay” vote in Proposal 3.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee has reviewed and discussed the contents of the above Compensation Discussion and Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Definitive Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K filed February 25, 2021.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Craig A. Hindman (Chair)
Sharon M. Brady
Vinod M. Khilnani
Gwendolyn G. Mizell
William P. Montague
Linda K. Myers
Atlee Valentine Pope

54    G I B R A L T A R

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Year	Salary (3) ($)	Stock Awards		Non-Equity Incentive Plan Compensation (6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7) ($)	All Other Compensation (8) ($)	Total ($)
			Restricted Stock Unit Awards (4) ($)	Performance Stock Unit Awards (5) ($)
William T. Bosway (1) President and Chief Executive Officer	2020	700,000	874,989	1,894,116	502,425	483,546	23,242	4,478,318
	2019	694,615	1,875,004	1,224,993	805,910	69,461	521,327	5,191,310
Patrick M. Burns (2) Chief Operating Officer	2020	421,000	193,495	931,828	168,345	160,294	33,736	1,908,698
	2019	323,269	587,980	409,996	295,446	31,539	16,316	1,664,546
Timothy F. Murphy Senior Vice President and Chief Financial Officer	2020	421,000	193,495	931,828	168,345	213,848	28,229	1,956,745
	2019	406,615	184,507	409,980	286,221	180,132	33,143	1,500,598
	2018	387,519	175,488	389,995	185,960	177,770	38,559	1,355,291
Cherri L. Syvrud Senior Vice President of Human Resources and Organizational Development	2020	295,225	74,856	299,475	68,398	58,745	32,812	829,511
	2019	286,615	72,481	290,004	117,334	29,975	25,067	821,476
	2018	266,692	67,500	270,002	74,041	34,348	27,713	740,296
Jeffrey J. Watorek Vice President, Treasurer and Secretary	2020	226,000	23,226	139,197	37,845	6,399	24,425	457,092
	2019	218,308	21,984	131,982	63,992	—	23,353	459,619
	2018	208,346	21,011	125,996	42,037	—	22,539	419,929
Frank G. Heard (1) Vice Chair of the Company’s Board of Directors (former President and Chief Executive Officer)	2020	144,615	—	—	95,700	648,590	628,538	1,517,443
	2019	800,000	1,400,010	1,600,011	1,056,880	465,902	21,955	5,344,758
	2018	800,000	1,400,000	1,600,000	514,536	533,188	36,605	4,884,329

(1)Mr. Bosway was hired as President and Chief Executive Officer and Mr. Heard was appointed as Vice Chair of the Company's Board of Directors on January 2, 2019, respectively. Mr. Heard resigned from his position as President and Chief Executive Officer of the Company effective January 2, 2019 and retired on March 3, 2020.
(2)Mr. Burns was hired and appointed as Chief Operating Officer of the Company on March 18, 2019.
(3)Includes amounts, if any, deferred at the direction of the executive officer. Salaries vary from the amounts disclosed in the CD&A as a result of the timing of promotions and annual salary increase during 2020.
(4)This column represents the grant date fair value of restricted stock units granted that year. Fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The 2020 RSU awards included $874,989, $193,495, $193,495, $74,856, and $23,226 of compensation for Messrs. Bosway, Burns, Murphy, Ms. Syvrud and Mr. Watorek, respectively, related to the grant date fair value of RSUs issued under the annual LTIP program.
2021 PROXY STATEMENT    55

COMPENSATION OF EXECUTIVE OFFICERS
(5)This column represents the grant date fair value of PSUs and TSR PSUs granted during that year. For the 2020 PSUs awarded under the annual LTIP program the assumptions applicable to these valuations can be found in Note 12 of the Notes to Consolidated Financial Statements - Equity-Based Compensation contained in the Gibraltar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2020. The actual number of units earned under 2020 annual LTIP program differed based on the performance of the Company as measured by its ROIC (as defined in the award) compared to targeted ROIC. Further information regarding these awards can be found above in the CD&A. As a result, the actual compensation that will be earned under these PSU awards may vary significantly from the grant date fair value disclosed. For TSR PSUs awarded on March 2, 2020, the fair value was calculated using a Monte Carlo valuation model. The 2020 awards included $1,224,996, $429,988, $429,988, $299,475, and $139,197 of compensation for Messrs. Bosway, Burns, Murphy, Ms. Syvrud and Mr. Watorek, respectively, related to the grant date fair value of PSUs issued under the annual LTIP program; and $669,120, $501,840, and $501,840 of compensation for Messrs. Bosway, Burns, Murphy, respectively, related to the grant date fair value of TSR PSUs issued under the equity grant on March 2, 2020. The TSR PSUs awarded to the CEO, COO, and CFO on March 2, 2020 will cliff vest after three years and are intended as a three-year award.
(6)This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years.
(7)This column represents the Company contributions to the non-qualified deferred compensation plans for each of the named executives, which is included in the Non-qualified Deferred Compensation Table.
(8)This column represents the following 2020 other compensation:

Other Compensation	William T. Bosway	Patrick M. Burns	Timothy F. Murphy	Cherri L. Syvrud	Jeffrey J. Watorek	Frank G. Heard

401(k) match	$11,400	$11,400	$11,400	$9,029	$9,884	$11,400
Health reimbursement account	8,484	4,095	7,796	11,181	2,155	—
Lump sum payment	—	—	—	—	—	500,000
Pay in lieu of time off	—	—	—	—	—	12,823
Personal use of Company autos	2,054	13,241	9,033	11,602	12,386	104,315
Tax planning	1,305	5,000	—	1,000	—	—
Total	$23,243	$33,736	$28,229	$32,812	$24,425	$628,538

56    G I B R A L T A R

COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (S)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William T. Bosway	MICP (1)	269,500	770,000	1,540,000				—	—	—	—
	3/2/2020 (2)							16,727	—	—	874,989
	3/2/2020 (3)				—	23,418	46,836	—	—	—	1,224,996
	3/2/2020 (4)				12,000	12,000	24,000	—	—	—	669,120
	3/13/2020 (5)							27,898	—	—	1,289,456
Patrick M Burns	MICP (1)	90,300	258,000	516,000				—	—	—	—
	3/2/2020 (2)							3,699	—	—	193,495
	3/2/2020 (3)				—	8,220	16,440	—	—	—	429,988
	3/2/2020 (4)				9,000	9,000	18,000	—	—	—	501,840
	3/13/2020 (5)							2,557	—	—	118,178
	3/31/2020 (6)							192	—	—	9,577
	6/30/2020 (6)							869	—	—	38,635
	9/30/2020 (6)							589	—	—	34,731
	12/31/2020 (6)							607	—	—	40,519
Timothy F. Murphy	MICP (1)	90,300	258,000	516,000				—	—	—	—
	3/2/2020 (2)							3,699	—	—	193,495
	3/2/2020 (3)				—	8,220	16,440	—	—	—	429,988
	3/2/2020 (4)				9,000	9,000	18,000	—	—	—	501,840
	3/13/2020 (5)							9,908	—	—	457,954
	3/31/2020 (6)							192	—	—	9,577
	6/30/2020 (6)							869	—	—	38,635
	9/30/2020 (6)							589	—	—	34,731
	12/31/2020 (6)							607	—	—	40,519
Cherri L. Syvrud	MICP (1)	36,689	104,825	209,650				—	—	—	—
	3/2/2020 (2)							1,431	—	—	74,856
	3/2/2020 (3)				—	5,725	11,450	—	—	—	299,475
	3/13/2020 (5)							1,015	—	—	46,934
	3/31/2020 (6)							54	—	—	2,699
	6/30/2020 (6)							70	—	—	3,123
	9/30/2020 (6)							47	—	—	2,765
	12/31/2020 (6)							48	—	—	3,225
Jeffrey J. Watorek	MICP (1)	20,300	58,000	116,000				—	—	—	—
	3/2/2020 (2)							444	—	—	23,226
	3/2/2020 (3)				—	2,661	5,322	—	—	—	139,197
	3/13/2020 (5)							138	—	—	6,399
Frank G. Heard	MICP (1)	51,333	146,667	293,334				—	—	—	—
	3/13/2020 (5)							36,586	—	—	1,691,008
	3/31/2020 (6)							1,012	—	—	50,615
(1)Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2020. The maximum payment under this plan is limited to 200% of target.
(2)Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.
(3)Consists of performance stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.
2021 PROXY STATEMENT    57

COMPENSATION OF EXECUTIVE OFFICERS
(4)On March 2, 2020, Messrs. Bosway, Burns and Murphy received 12,000, 9,000 and 9,000 TSR PSUs, respectively, that cliff vest at the end of a three-year performance period ending March 1, 2023, at which time the vested units will convert into shares of the Company's common stock. The number of units that vest will be determined at the end of the performance period based upon the achievement of the Company’s relative total stockholder return ("TSR") compared to the total stockholder return of companies within the S&P SmallCap 600 Industrial Sector Index ("Index"). The threshold and target are both set at attaining the 40th percentile ranking of TSR compared to the Index. The maximum payment under this award is set equal to 200% of the TSR PSUs awarded, which can be attained by generating a TSR that is equal to or greater than the TSR at the 75th percentile of the Index. The grant date fair value of the award is used to disclose the threshold, target, and maximum payments above.
(5)Consists of restricted stock units issued under the 2018 Management Stock Purchase Plan (“2018 MSPP”). Of the restricted stock units issued in 2020, 17,436 units, 6,193 units, and 22,866 units issued to Messrs. Bosway, Murphy and Heard, respectively, represent units purchased through deferral of bonus, and 10,462 units, 2,557 units, 3,715 units, 1,015 units, 138 units, and 13,720 units issued to Messrs. Bosway, Burns, Murphy, Ms. Syvrud, and Messrs. Watorek and Heard, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical investment account upon vesting, which occurs upon fifth anniversary of the executive officer’s vesting commencement date. If employment is voluntarily terminated or terminated with cause prior to attaining the fifth anniversary of the executive officer’s participation commencement, matching units are forfeited. Upon termination of employment the balance in the hypothetical investment account is paid out as either a lump sum, or over five years, or over ten years.
(6)Consists of restricted stock units issued under the 2018 MSPP. Of the restricted stock units issued in 2020, 1,475 units, 1,475 units, and 723 units issued to Messrs. Burns, Murphy and Heard, respectively, represent units purchased through deferral of salary, and 782 units, 782 units, 219 units, and 289 units issued to Messrs. Burns and Murphy, Ms. Syvrud, and Mr. Heard, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical investment account upon vesting, which occurs upon fifth anniversary of the executive officer’s vesting commencement date. If employment is voluntarily terminated or terminated with cause prior to attaining the fifth anniversary of the executive officer’s participation commencement, matching units are forfeited. Upon termination of employment the balance in the hypothetical investment account is paid out as either a lump sum, or over five years, or over ten years.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

William T. Bosway	—	—	$—		112,269	$8,076,632	12,000	$863,280
Patrick M. Burns	—	—	$—		35,416	$2,547,827	9,000	$647,460
Timothy F. Murphy	5,000	—	$39.55	4/3/2027	48,286	$3,473,695	9,000	$647,460
Cherri L. Syvrud	—	—	$—		18,710	$1,345,997	—	$—
Jeffrey J. Watorek	—	—	$—		7,983	$574,297	—	$—
Frank G. Heard	20,000	—	$43.05	3/3/2021	—	$—	—	$—
(1)a. Restricted stock units which vest as follows:
Mr. Bosway - 18,685 units vesting at a rate of 50% a year beginning January 2, 2021; 16,180 units vesting at a rate of 33% a year beginning March 1, 2021; and 16,727 units vesting at a rate of 25% a year beginning March 2, 2021.
Mr. Burns - 7,500 units vesting at a rate of 33% a year beginning March 18, 2021; 3,429 units vesting at a rate of 33% a year beginning March 18, 2021; and 3,699 units vesting at a rate of 25% a year beginning March 2, 2021.
58    G I B R A L T A R

COMPENSATION OF EXECUTIVE OFFICERS
Mr. Murphy - 148 units that vest on February 1, 2021; 669 units that vest on April 3, 2021; 2,632 units vesting at a rate of 50% a year beginning March 1, 2021; 3,412 units vesting at a rate of 33% a year beginning March 1, 2021; 3,699 units vesting at a rate of 25% a year beginning March 2, 2021; and 17,000 units that vest and upon his retirement from the Company after October 7, 2023.
Ms. Syvrud - 363 units that vest on February 1, 2021; 1,012 units vesting at a rate of 50% a year beginning March 1, 2021; 1,341 units vesting at a rate of 33% a year beginning March 1, 2021; and 1,431 units vesting at a rate of 25% a year beginning March 2, 2021.
Mr. Watorek - 127 units that vest on February 1, 2021; 316 units vesting at a rate of 50% a year beginning March 1, 2021; 407 units vesting at a rate of 33% a year beginning March 1, 2021; and 444 units vesting at a rate of 25% a year beginning March 2, 2021.
b. Performance stock units that will be settled in shares of the Company’s Common Stock which vest as follows:
Mr. Bosway - 35,034 units that cliff vest on December 31, 2021; and 25,643 units that cliff vest on March 2, 2023.
Mr. Burns - 11,787 units that cliff vest on December 31, 2021; and 9,001 units that cliff vest on March 2, 2023.
Mr. Murphy - 11,725 units that cliff vest on December 31, 2021; and 9,001 units that cliff vest on March 2, 2023.
Ms. Syvrud - 8,294 units that cliff vest on December 31, 2021; and 6,269 units that cliff vest on March 2, 2023.
Mr. Watorek - 3,775 units that cliff vest on December 31, 2021; and 2,914 units that cliff vest on March 2, 2023.
(2)Represents 12,000, 9,000 and 9,000 TSR PSUs granted to Messrs. Bosway, Burns and Murphy on March 2, 2020, respectively, and are based upon achievement of the Company’s relative total stockholder return generated over a three-year performance period ending March 1, 2023 compared to the total stockholder return of companies within the S&P SmallCap 600 Industrial Sector Index. The payout factor applied to target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 50% of the target TSR PSUs will be issuable, at the 55th percentile, 100% of the target TSR PSUs will be issuable, and at the 75th percentile, 200% of the target TSR PSUs will be issuable. If the Company's TSR is negative or does not exceed the 40th percentile, no TSR PSUs will be issuable. These awards cliff-vest after three years on March 1, 2023, respectively, and will be settled in shares of the Company’s common stock.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William T. Bosway	—	$—	14,735	$747,370
Patrick M. Burns	—	$—	3,643	$114,572
Timothy F. Murphy	—	$—	19,729	$1,168,894
Cherri L. Syvrud	—	$—	11,503	$755,457
Jeffrey J. Watorek	4,500	$225,391	6,169	$379,824
Frank G. Heard	25,000	$1,167,614	210,715	$11,168,935

2021 PROXY STATEMENT    59

COMPENSATION OF EXECUTIVE OFFICERS

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions (4) ($)	Aggregate Balance at Last FYE (5) ($)
William T. Bosway	805,910	483,546	279,339	—	1,813,636	(6)
Patrick M. Burns	253,012	160,294	132,131	—	659,625	(6)
Timothy F. Murphy	391,510	213,848	810,212	—	3,953,667	(6)
Cherri L. Syvrud	88,197	58,745	107,670	—	527,778	(6)
Jeffrey J. Watorek	15,998	6,399	6,486	—	28,883	(6)
Frank G. Heard	1,093,034	648,590	3,161,740	15,401,083	—
(1)Represents the deferred amount of Mr. Bosway's, Mr. Burns', Mr. Murphy's, Ms. Syvrud's, Mr. Watorek's and Mr. Heard's, annual incentive compensation award earned under the Management Incentive Compensation Plan during 2019, respectively; and Mr. Burns’, Mr. Murphy's, Ms. Syvrud's, and Mr. Heard's salary deferrals in 2020, respectively. Amounts included as compensation in the Summary Compensation Table for 2020 above are $105,289, $105,289, $29,530 and $36,154 for Messrs. Burns, Murphy, Ms. Syvrud and Mr. Heard, respectively; and $805,910 $147,723, $286,221, $58,667, $15,998, and $1,056,880 for Messrs. Bosway, Burns, Murphy, Ms. Syvrud, and Messrs. Watorek and Heard, respectively were included as compensation in the Summary Compensation Table for 2019 above.
(2)Represents the matching contributions from the Company related to the deferred amount of Mr. Bosway's, Mr. Burns', Mr. Murphy's, Ms. Syvrud's, Mr. Watorek's and Mr. Heard's annual incentive compensation award earned under the Management Incentive Compensation Plan during 2019; and Mr. Burns’, Mr. Murphy's, Ms. Syvrud's, and Mr. Heard's salary deferrals in 2020, respectively. Amounts reported are included as compensation in the Summary Compensation Table above.
(3)Represents the associated earnings on the balance of each participating executive officer’s account under the Management Stock Purchase Plan and 2018 Management Stock Purchase Plan during 2020, respectively. Amounts reported are not included as compensation in the Summary Compensation Table above.
(4)Represents the associated retirement payment from the balance of the participating former executive officer's account under the Management Incentive Compensation Plan and 2018 Management Stock Purchase Plan during 2020.
(5)Amounts previously reported as compensation to Mr. Bosway, Mr. Burns, Mr. Murphy and Ms. Syvrud in Summary Compensation Table for previous years is $243,115, $110,385, $1,685,127, and $249,255, respectively.
(6)Amount includes $1,171,041 and $148,894 attributable to matching RSUs for Mr. Murphy and Ms. Syvrud under the Management Stock Purchase Plan, respectively, that will vest on each of their sixtieth (60th) birthdays if they continue their employment through such date, respectively; and $652,268, $218,982, $81,171 and $7,453 attributable to matching RSUs for Messrs. Bosway, Burns, Ms. Syvrud, and Mr. Watorek under the 2018 Management Stock Purchase Plan, respectively, that will vest on each of their fifth anniversary of their vesting commencement date, if they continue their employment through such date, respectively.
60    G I B R A L T A R

COMPENSATION OF EXECUTIVE OFFICERS

Pay Ratio
We are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the annual total compensation of the employees of Gibraltar, except the CEO (“median employee”); (ii) the annual total compensation of the CEO of Gibraltar; and (iii) the ratio of the amount of the annual total compensation of the CEO to the amount of the median annual total compensation of the employees of Gibraltar, except the CEO.
We selected December 31, 2020 as the date upon which we would identity the median employee. The Company’s median employee was identified using the annual total compensation as determined from the Company’s payroll records for the twelve-month period ended December 31, 2020 for the employees of Gibraltar, except the CEO of Gibraltar, that were employed as of December 31, 2020. The total compensation of employees hired during the year and employed as of December 31, 2020 was annualized.
In addition, the following methodology and material assumptions, adjustments, estimates that we used to identify the median employee included the following: (i) Non-U.S. employees in Asia accounted for 1.8% of Gibraltar’s employees, and therefore have been excluded under the “de minimis” exemption allowed under Item 402(u)(4)(ii) of Regulation S-K; and (ii) in accordance with Item 402(u), we omitted 377 employees that became Gibraltar’s employees as the result of a business acquisition during the year ended December 31, 2020.
As calculated using the methodology required for the Summary Compensation Table, the annual total compensation of Mr. Bosway was $4,478,318. The annual total compensation of the selected median employee was $55,331. As a result, the calculated ratio of the median employee annual total compensation to the CEO’s annual total compensation is 81 to 1. This ratio is a reasonable estimate calculated in the manner consistent with Item 402(u) of Regulation S-K.

POTENTIAL PAYMENTS ON TERMINATION
OR CHANGE IN CONTROL
In 2019, the Company's President and Chief Executive Officer, William Bosway, entered into a severance agreement that provides for a severance payment equal to 2 times his base salary upon his termination without cause or a voluntary termination with good reason.
The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is: (i) terminated by the Company without cause, (ii) in the case of the CEO, terminated for “good reason,” or (iii) terminated after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company. In each case, a termination without cause will be considered to have occurred if the executive officer’s employment is terminated by the Company for any reason other than a determination by the Compensation and Human Capital Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
The awards of performance stock units (“PSUs”) which the Company has made to its executive officers provide that if an executive officer’s employment is terminated by the Company without cause or after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.
The Company has also entered into change in control agreements (the "Change in Control Agreements") with the Chief Executive Office, Chief Operating Officer ("Patrick Burns" or "COO"), and Senior Vice President and Chief Financial Officer (“Timothy Murphy” or “CFO”). These Change in Control Agreements contain double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment:
2021 PROXY STATEMENT    61

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
•Mr. Bosway is entitled to receive in one lump sum payment an amount equal to the sum of: (i) any bonuses accrued for but not yet paid to the Mr. Bosway for the fiscal year of the Company ending immediately prior to when the change of control occurred; (ii) any regularly scheduled installment of Mr. Bosway's annual base salary which were due to be paid for the period ending when the change in control occurred; and (iii) Mr. Bosway's (a) accrued and unpaid vacation pay as of the date when the change of control occurred, (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred multiplied by two and one half, and (c) the highest annual bonus paid to Mr. Bosway during the three years immediately preceding the year in which the change in control occurs.
•Mr. Burns is entitled to receive in one lump sum payment an amount equal to the sum of: (i) any bonuses accrued for but not yet paid to the Mr. Burns for the fiscal year of the Company ending immediately prior to when the change of control occurred; (ii) any regularly scheduled installment of Mr. Burns' annual base salary which were due to be paid for the period ending when the change in control occurred; and (iii) Mr. Burn's (a) accrued and unpaid vacation pay as of the date when the change of control occurred, (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred multiplied by two, and (c) the highest annual bonus paid to Mr. Burns during the three years immediately preceding the year in which the change in control occurs.
•Mr. Murphy is entitled to receive in one lump sum payment an amount equal to the sum of: (i) any bonuses accrued for but not yet paid to the Mr. Murphy for the fiscal year of the Company ending immediately prior to when the change of control occurred; (ii) any regularly scheduled installment of Mr. Murphy's annual base salary which were due to be paid for the period ending when the change in control occurred; and (iii) Mr. Murphy's (a) accrued and unpaid vacation pay as of the date when the change of control occurred, and (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and the highest annual bonus paid to Mr. Murphy during the three years immediately preceding the year in which the change in control occurs, multiplied by two.
The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company.
In all Change in Control Agreements, a change in control will be deemed to occur if:
i.Any person or group, other than an affiliate of the Company, acquires thirty-five percent (35%) or more of the common stock of our Company without approval of the Board of Directors;
ii.There is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; or
iii.We enter into a merger or consolidation transactions involving fifty percent (50%) or more change in ownership.
The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2020, on which date, the closing price per share of the Company’s stock was $71.94. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2020, and that, at the time of such retirement, the executive satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program, and had not met the one year from date of grant time-lapse requirement.
62    G I B R A L T A R

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Payments upon Termination of Employment
William T. Bosway

Source of Payment	Voluntary Termination	Voluntary Termination for Good Reason	Retire-ment	Termination without Cause	Termination for Cause	Death	Disability
	($)	($)	($)	($)	($)	($)	($)
Severance Agreement (1)	—	1,400,000	—	1,400,000	—	—	—
Supplemental Salary Continuation (2)	—	—	—	—	—	—	350,000
2018 MSPP (3)	1,161,368	1,813,636	1,813,636	1,813,636	1,161,368	1,813,636	1,813,636
Long-term Incentive Plan (4)	—	8,076,631	5,028,534	8,076,631	—	8,076,631	8,076,631
Non-equity Incentive Compensation (5)	—	803,880	803,880	803,880	—	803,880	803,880
Total	1,161,368	12,094,147	7,646,050	12,094,147	1,161,368	10,694,147	11,044,147
(1)The amount shown under the voluntary termination for good reason and the termination without cause columns represent the aggregate payments that would be made upon Mr. Bosway’s termination for those reasons, equal to 200% of his salary.
(2)The amount shown in the disability column represents payments Mr. Bosway would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Bosway qualifies for six months of salary continuation under this plan based on years of service.
(3)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Bosway has not reached his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan ("2018 MSPP") would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Bosway attained his fifth anniversary vesting commencement date), voluntary termination for good reason, termination without cause, death and disability.
(4)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2020. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Mr. Bosway is sixty (60) years old.
(5)The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2020 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Bosway and therefore the amount in the retirement column includes the Company match as we assume Mr. Bosway attained his fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Patrick M. Burns

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
	($)	($)	($)	($)	($)	($)
Supplemental Salary Continuation (1)	—	—	—	—	—	215,000
2018 MSPP (2)	440,643	659,625	659,625	440,643	659,625	659,625
Long-term Incentive Plan (3)	—	1,634,189	2,547,827	—	2,547,827	2,547,827
Non-equity Incentive Compensation (4)	—	269,352	269,352	—	269,352	269,352
Total	440,643	2,563,166	3,476,804	440,643	3,476,804	3,691,804
(1)The amount shown in the disability column represents payments Mr. Burns would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Burns qualifies for six months of salary continuation under this plan based on years of service.
2021 PROXY STATEMENT    63

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
(2)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Burns has not reached his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Burns attained his fifth anniversary vesting commencement date), termination without cause, death and disability.
(3)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2020. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Mr. Burns is sixty (60) years old.
(4)The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2020 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Burns and therefore the amount in the retirement column includes the Company match as we assume Mr. Burns attained his fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Timothy F. Murphy

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
	($)	($)	($)	($)	($)	($)
Supplemental Salary Continuation (1)	—	—	—	—	—	215,000
Management Stock Purchase Plan (2)	1,915,037	3,086,078	3,086,078	1,915,037	3,086,078	3,086,078
2018 MSPP (3)	867,589	867,589	867,589	867,589	867,589	867,589
Long-term Incentive Plan (4)	803,426	3,525,433	4,439,071	803,426	4,439,071	4,439,071
Non-equity Incentive Compensation (5)	—	269,352	269,352	—	269,352	269,352
Total	3,586,052	7,748,452	8,662,090	3,586,052	8,662,090	8,877,090
(1)The amount shown in the disability column represents payments Mr. Murphy would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murphy qualifies for six months of salary continuation under this plan based on years of service.
(2)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Murphy is sixty (60) years of age), termination without cause, death and disability.
(3)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy has attained his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.
(4)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2020. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Murphy is sixty (60) years old.
(5)The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2020 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Murphy and includes the vested Company match as Mr. Murphy has attained his fifth anniversary vesting commencement date. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

64    G I B R A L T A R

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Cherri L. Syvrud

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
	($)	($)	($)	($)	($)	($)
Supplemental Salary Continuation (1)	—	—	—	—	—	149,750
Management Stock Purchase Plan (2)	148,894	297,788	297,788	148,894	297,788	297,788
2018 MSPP (3)	148,820	229,991	229,991	148,820	229,991	229,991
Long-term Incentive Plan (4)	556,240	1,348,299	1,902,237	556,240	1,902,237	1,902,237
Non-equity Incentive Compensation (5)	—	109,437	109,437	—	109,437	109,437
Total	853,954	1,985,515	2,539,453	853,954	2,539,453	2,689,203
(1)The amount shown in the disability column represents payments Ms. Syvrud would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Ms. Syvrud qualifies for six months of salary continuation under this plan based on years of service.
(2)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with her deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Ms. Syvrud is sixty (60) years of age), termination without cause, death and disability.
(3)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with her deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud has not reached her fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Ms. Syvrud attained her fifth anniversary vesting commencement date), termination without cause, death and disability.
(4)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2020. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Ms. Syvrud is sixty (60) years old.
(5)The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2020 which was deferred into the 2018 Management Stock Purchase Plan by Ms. Syvrud and therefore the amount in the retirement column includes the Company match as we assume Ms. Syvrud attained her fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Jeffrey J. Watorek

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
	($)	($)	($)	($)	($)	($)
Supplemental Salary Continuation (1)	—	—	—	—	—	116,000
2018 MSPP (2)	21,430	28,883	28,883	21,430	28,883	28,883
Long-term Incentive Plan (3)	259,560	592,283	833,857	259,560	833,857	833,857
Non-equity Incentive Compensation (4)	—	60,552	60,552	—	60,552	60,552
Total	280,990	681,718	923,292	280,990	923,292	1,039,292
(1)The amount shown in the disability column represents payments Mr. Watorek would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Watorek qualifies for six months of salary continuation under this plan based on years of service.
2021 PROXY STATEMENT    65

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
(2)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Watorek has not reached his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Watorek attained his fifth anniversary vesting commencement date), termination without cause, death and disability.
(3)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2020. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Mr. Watorek is sixty (60) years old.
(4)The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2020 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Watorek and therefore the amount in the retirement column includes the Company match as we assume Mr. Watorek attained his fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Payments upon Change in Control
The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2020, on which date, the closing price per share of the Company’s stock was $71.94.
William T. Bosway

Lump Sum Cash Payment	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
($)	($)	($)	($)	($)	($)
2,631,308	1,813,636	3,711,528	5,228,383	803,880	14,188,735
(1)Represents the value of Mr. Bosway’s hypothetical investment account, of which $1,813,636 is the value of RSUs currently issued.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2019 and 2020 performance periods.

Patrick M. Burns

Lump Sum Cash Payment	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
($)	($)	($)	($)	($)	($)
1,203,415	659,625	1,052,338	2,142,949	269,352	5,327,679
(1)Represents the value of Mr. Burns’ hypothetical investment account, of which $298,362 is the value of RSUs currently issued.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2019 and 2020 performance periods.

66    G I B R A L T A R

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Timothy F. Murphy

Lump Sum Cash Payment	Value of MSPP RSUs	Value of 2018 MSPP (1)	Value of Retirement RSUs	Value of Outstanding Options	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
($)	($)	($)	($)	($)	($)	($)	($)	($)
1,468,835	3,086,078	867,589	1,222,980	161,950	759,686	2,941,914	269,352	10,778,384
(1)Represents the value of Mr. Murphy’s hypothetical investment account, of which $867,589 is the value of RSUs currently issued.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2018, 2019 and 2020 performance periods.

Cherri L. Syvrud

Lump Sum Cash Payment	Value of MSPP RSUs	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
($)	($)	($)	($)	($)	($)	($)
—	297,788	229,991	298,335	1,603,902	109,437	2,539,453
(1)Represents the value of Ms. Syvrud’s hypothetical investment account, of which $81,171 is the value of RSUs currently issued.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2018, 2019 and 2020 performance periods.

Jeffrey J. Watorek

Lump Sum Cash Payment	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
($)	($)	($)	($)	($)	($)
—	28,883	93,090	740,767	60,552	923,292
(1)Represents the value of Mr. Watorek’s hypothetical investment account, of which $7,453 is the value of RSUs currently issued.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2018, 2019 and 2020 performance periods.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).
2021 PROXY STATEMENT    67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Certain Beneficial Owners
The following table sets forth information as of March 19, 2021 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

Name and Address	Number of Shares and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,195,185	16.0
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	3,166,543	9.7
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	2,082,013	6.4
Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, TX 78746	1,720,843	5.3
(1)Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(2)Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2020 available on NASDAQ.com, filed on January 25, 2021 by BlackRock, Inc. Number of shares disclosed above includes 100,775 shares over which BlackRock, Inc. does not have the sole voting power.
(3)Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2020 and available on NASDAQ.com, filed on February 16, 2021 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 2,429,540 shares over which T. Rowe Price Associates, Inc. does not have the sole voting power.
(4)Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2020 and available on NASDAQ.com, filed on February 10, 2021 by The Vanguard Group. Number of shares disclosed above includes 2,082,013 shares over which The Vanguard Group does not have the sole voting power.
(5)Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2020 and available on NASDAQ.com, filed on February 12, 2021 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 62,166 shares over which Dimensional Fund Advisors LP does not have the sole voting power.
68    G I B R A L T A R

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table sets forth information as of March 19, 2021 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

Name and Address (1)	Number of Shares and Nature of Beneficial Ownership (2) (#)	Percent of Class (%)
William P. Montague (3)	39,774	*
Timothy F. Murphy (4)	34,880	*
William T. Bosway (5)	18,510	*
Vinod M. Khilnani (6)	14,571	*
Mark G. Barberio (7)	7,270	*
Jeffrey J. Watorek (8)	3,972	*
Craig A. Hindman (9)	3,465	*
Patrick M. Burns (10)	3,179	*
James B. Nish (11)	2,503	*
Linda K. Myers (12)	2,160	*
Sharon M. Brady (13)	1,322	*
All Directors and Executive Officers as a Group	131,606	0.4

*	Less than 1%.
(1)The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.
(2)Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(3)Consists of 39,774 shares of Common Stock registered in the name of the reporting person, including 2,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.
(4)Consists of 29,211 shares of Common Stock registered in the name of the reporting person; 5,000 shares of common stock issuable under currently exercisable options pursuant to our 2015 Equity Incentive Plan; and 669 shares that Mr. Murphy has the right to acquire beneficial ownership of such shares within sixty days.
(5)Consists of 18,510 shares of Common Stock registered in the name of the reporting person.
(6)Consists of 14,571 shares of Common Stock registered in the name of the reporting person.
(7)Consists of 7,270 shares of Common Stock registered in the name of the reporting person.
(8)Consist of 3,511 shares of Common Stock registered in the name of the reporting person; 127 shares that Mr. Watorek has the right to acquire beneficial ownership of such shares within sixty days; and 334 shares of Common Stock allocated to Mr. Watorek’s account in the Gibraltar 401(k) Plan.
(9)Consists of 3,465 shares of Common Stock registered in the name of the reporting person.
(10)Consists of 3,179 shares of Common Stock registered in the name of the reporting person.
(11)Consists of 2,503 shares of Common Stock registered in the name of the reporting person.
(12)Consists of 2,160 shares of Common Stock registered in the name of the reporting person.
(13)Consists of 1,322 shares of Common Stock registered in the name of the reporting person.

2021 PROXY STATEMENT    69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
The following table summarizes information as of December 31, 2020 concerning securities authorized for issuance under the Company’s equity-based incentive compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted-Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1) (#)
Equity Compensation Plans Approved by Security Holders	41,500	$29.38	678,277

(1)Consists of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, the 2016 Stock Plan for Non-Employee Directors and the 2015 Equity Incentive Plan (“the Plans”). Note 12 of the Company’s audited consolidated financial statements included in Item 8 of the Company's Annual Report for the year ended December 31, 2020 on Form 10-K provides additional information regarding the Plans and securities issuable upon exercise of options. All currently effective equity compensation plans have been approved by the Company’s stockholders.

70    G I B R A L T A R

PROPOSAL 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past sixteen fiscal years including 2020. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The Audit and Risk Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit and Risk Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit and Risk Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit and Risk Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit and Risk Committee determines that a change is in the best interests of the Company.

THE AUDIT AND RISK COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2020 fiscal year. EY audited our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020 and 2019. Additionally, EY performed certain non-audit services during fiscal 2020 and 2019 that are permitted under the Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission (“SEC”).
The Audit and Risk Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2020 and 2019 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.
Fees Billed to the Company by EY during Fiscal Year 2020 and 2019

Types of Fees	2020	2019

Audit fees	$1,331,015	$1,363,292
Audit-related fees	—	—
Tax fees	7,708	3,927
All other fees	4,000	3,915
Total	$1,342,723	$1,371,134
2021 PROXY STATEMENT    71

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
The aggregate fees billed by EY for each of the fiscal years ended December 31, 2020 and 2019, respectively, were for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto.
Audit-Related Fees
There were no audit-related services billed by EY during 2020 and 2019, respectively.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended December 31, 2020 and 2019, respectively, were for services rendered for tax compliance (including tax planning, tax advice, and other tax services).
All Other Fees
The aggregate fees billed for other products and services for the fiscal years ended December 31, 2020 and 2019, respectively.
Pre-Approval for Non-Audit Services Policies and Procedures of the Audit and Risk Committee
The Audit and Risk Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit and Risk Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit and Risk Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors.
The Audit and Risk Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit and Risk Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety. One hundred percent (100%) of the fees billed by EY for tax compliance services and other products and services were approved by the Audit and Risk Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit and Risk Committee is responsible for review and approval, or ratification of reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit and Risk Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Annual Report 10-K and the Company's Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit and Risk Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit and Risk Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.
There were no transactions with related parties during 2020 for the Audit and Risk Committee to review and approve in accordance with the policy, as described above, which is included in the Audit and Risk Committee Charter.

72    G I B R A L T A R

AUDIT AND RISK COMMITTEE REPORT
AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee currently consists of five directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit and Risk Committee is set forth above under the caption “Corporate Governance.”
The Audit and Risk Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2020 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2020, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Throughout the year, management kept the Audit and Risk Committee apprised of the progress of its evaluation of internal controls and the Audit and Risk Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Risk Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit and Risk Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2020 audited consolidated financial statements. The Audit and Risk Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence. Ernst & Young LLP informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of Ernst & Young LLP.
The Audit and Risk Committee appointed Ernst & Young LLP as Company’s independent public accounting firm.
Based on the review and the discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

AUDIT AND RISK COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

James B. Nish (Chair)
Mark G. Barberio
William P. Montague
Linda K. Myers
Manish H. Shah

2021 PROXY STATEMENT    73

OTHER MATTERS
The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION
THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: JEFFREY J. WATOREK. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 19, 2021, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS
Proposals of stockholders intended to be presented at the 2022 Annual Meeting must be received by the Company’s Secretary by December 17, 2021 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal submitted after December 17, 2021 will be considered untimely. Proposals should be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228.
The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.
Jeffrey J. Watorek
Secretary

Dated: April 2, 2021

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

74    G I B R A L T A R

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GIBRALTAR INDUSTRIES, INC.

Gibraltar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it being advisable to amend the Certificate of Incorporation of the Corporation to increase the number of shares of common stock, par value $0.01 per share which the Corporation is authorized to issue from fifty million to one hundred million, and to correspondingly increase the total number of shares of stock which the Corporation is authorized to issue from sixty million to one hundred ten million, the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth in its entirety and substituting therefor a new first paragraph of Article Fourth to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares, of which, 100,000,000 of the par value $0.01 per share shall be common stock (“Common Stock”) and of which, 10,000,000 of the par value $0.01 per share shall be preferred stock (“Preferred Stock”). All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.”

SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was held, at which meeting said amendment was approved.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this certificate to be executed and attested this ____ day of May, 2021.

GIBRALTAR INDUSTRIES, INC.

By:___________________________
Timothy F. Murphy
Senior Vice President and
Chief Financial Officer
A-1

GIBRALTAR INDUSTRIES, INC.
3556 LAKE SHORE ROAD
P.O. BOX 2028
BUFFALO, NY 14219

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROCK2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40819-P49618

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GIBRALTAR INDUSTRIES, INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mark G. Barberio	☐	☐	☐
1b. William T. Bosway	☐	☐	☐
1c. Craig A. Hindman	☐	☐	☐
1d. Gwendolyn G. Mizell	☐	☐	☐
1e. William P. Montague	☐	☐	☐
1f. Linda K. Myers	☐	☐	☐
1g. James B. Nish	☐	☐	☐
1h. Atlee Valentine Pope	☐	☐	☐
1i. Manish H. Shah	☐	☐	☐

NOTE: If no direction is indicated on your proxy card, broker non-votes excepted, this proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4. If signing on behalf of a corporation, sign full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2021 Annual Meeting of Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company, or partnership, please sign in full corporate, company, or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

If voting by Internet or Phone,
do not return your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D40820-P49618

ANNUAL MEETING OF STOCKHOLDERS OF GIBRALTAR INDUSTRIES, INC.
May 5, 2021

The undersigned hereby appoints WILLIAM P. MONTAGUE AND WILLIAM T. BOSWAY and each or either of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC., to be held virtually at www.virtualshareholdermeeting.com/ROCK2021, on May 5, 2021, at 11:00 a.m., Eastern Time, and any adjournments thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on the reverse side.